As filed with the Securities and Exchange Commission on May 28, 2010

Registration No. 333-164739

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GigOptix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	26-2439072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Geng Road, Suite 250

Palo Alto, CA 94303

(650) 424-1937

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Avi S. Katz

GigOptix, Inc.

2300 Geng Road, Suite 250

Palo Alto, CA 94303

(650) 424-1937

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jeffrey C. Selman, Esq. Nixon Peabody LLP 200 Page Mill Road, 2nd Floor Palo Alto, CA 94306-2022 (650) 320-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.001 par value	70,000	$1.95	$136,500	$9.73

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee based on the average of the high and low sales prices of the common stock on February 4, 2010, as reported on the Over-the-Counter Bulletin Board.
(3)	Previously paid the amount of $80.95 in connection with the initial filing of this registration statement on February 5, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 28, 2010

Preliminary Prospectus

652,202 Shares

GIGOPTIX, INC.

Common Stock

This prospectus relates to the resale of up to 652,202 shares of common stock, par value $0.001 per share, of GigOptix, Inc. that may be sold from time to time by the selling stockholders named in this prospectus on page 52. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any market or trading facility on which our shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all discounts, selling commission and other costs related to the offer and sale of their shares.

Our common stock is currently traded on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “GGOX.OB.” On May 27, 2010, the last reported sale price of our common stock on the OTCBB was $3.50 per share.

You should read this prospectus carefully before you invest. Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors,” beginning on page 5 of this prospectus for risks and uncertainties you should consider before buying shares of our common stock.

None of the Securities and Exchange Commission, any state securities commission, nor any other governmental agency has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein or any amendment or supplement hereto or any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. We are not making an offer to sell our common stock in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus, the documents incorporated by reference or any free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of the common stock.

Neither we nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

Unless the context indicates otherwise, all references in this prospectus to “GigOptix,” “we,” “us,” “our company” and “our” refer to GigOptix, Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our common stock is appropriate for you.

GigOptix, Inc.

We are a leading supplier of electronic and electro-optic semiconductor products that enable high speed telecommunications, or telecom, and data-communications, or data-com, networks. Our products amplify, process, convert and modulate signals between electrical and optical formats for transmission and reception of voice, data and video, enabling global network providers to offer “triple play” and other enhanced services. We have a history of innovation in designing and bringing to market unique technologies in 10Gbps, 40Gbps and the emerging 100Gbps standards, both in parallel and serial applications, spanning from short reach datacenter applications up through ultra long-haul submarine networks. Our digital and analog integrated circuit (IC) products include broadband amplifiers, low noise receivers, mixed-signal integrated circuits, and monolithic microwave integrated circuits, and we recently introduced electro-optical thin film polymer on silicon (TFPS) modulators for ultra-broadband applications. These products offer our customers numerous benefits over those of our competitors including the ability to operate at higher speeds and over wider temperature ranges, consume less power at peak loads, and offer a smaller footprint compared to other products. We have a global customer base including leading telecommunications and data-communications network equipment systems vendors such as Alcatel-Lucent, CoreOptics, Finisar, Fujitsu, Mitsubishi, Opnext, Source Photonics, ZTE, and other “Tier-One” equipment vendors in the United States, Europe and Asia, as well as leading industrial, aerospace and defense customers such as Boeing, National Instruments, Northrop Grumman, Raytheon and Rockwell-Collins.

We operate as a fabless company, which means that we outsource the manufacturing of silicon wafers and believe we have positioned ourselves uniquely given our ability to offer the three key components in a transponder         namely, TFPS-modulators, matching drivers, and receiver amplifiers, thereby solving the challenging issue of component interoperability and allowing a more highly integrated and durable product at a smaller foot print and lower cost.

Our recent acquisition of ChipX, Incorporated, now our CX product line, enables us to develop and market custom application specific integrated circuits (ASICs) based on our Structured ASIC and Hybrid ASIC platforms. We have over 60 different designs encompassing analog-to-digital converters (ADCs), digital-to-analog converters (DACs), regulators and various power management functions. These products allow us to enhance our product offerings to our telecom and data-com network customers, as well as cross-sell our optical components to our CX defense and aerospace customers. In 2009, we sold our products to over 75 customers globally.

Industry Background

Over the last 30 years, optical networks using light waves to carry digital packets have systematically replaced electrical networks in data-com and telecom due to their inherent technical advantages that enable higher speeds, denser packing of data, lower cost and reduced energy consumption. Cisco recently estimated in its Visual Networking Index that internet video now accounts for more than one-third of all consumer internet traffic and will account for more than 91% of global consumer Internet traffic by 2013; moreover, Cisco estimates that Internet traffic will be more than 4 times higher in 2013 than in 2009.

Optical technologies such as Dense Wavelength Division Multiplexing (DWDM) enable multiple independent data streams to travel over the same length of fiber simultaneously without interfering with each other, greatly expanding the potential throughput of the network. These advantages have driven optical networks from ultra-long haul distances greater than 1000 kilometers (trans-oceanic undersea cables) into short distance applications (metropolitan and enterprise networks) and recently even into distances as small as 30 meters (data centers). Additionally, optical interfaces are in early development for very short-range applications including chip-to-chip interfaces such as those required by PC and other consumer electronics which will take advantage of initiatives such as USB 3.0 and Intel’s Lightpeak™ optical standards that surpasses the abilities of traditional copper circuitry.

Telecommunications and data-communications network systems vendors are producing optical systems increasingly based on 10Gbps, and are moving to 40Gbps and recently introduced 100Gbps standards. Faced with technological and cost challenges, original equipment manufacturers (OEMs) are focusing on core competencies of software and systems integration, and are relying on component suppliers, such as GigOptix, to design, develop and supply the critical electronic and electro-optic components to perform the key transmit and receive functions. Moreover, the growing complexity of the components and the need to increase the pace of innovation while reducing costs and energy consumption are driving customers to reduce their number of suppliers and favor vendors with comprehensive product portfolios and deeper product and system expertise. We expect to meet this challenge to become a strategic part of customers’ early product planning, allowing access to technology development and trends, and increasing the likelihood of garnering meaningful market share.

Based on data from market research firms Ovum and Lightcountings, we expect sales of electronic and electro-optic sales of components operating at 10Gbps and above in the telecommunication and data-communication segments are expected to increase from approximately $200 million in 2010 to approximately $800 million in 2015, a CAGR of more than 30%. We have a growing presence in these markets, while in certain sub-segments, such as optical modulators, we believe that we will be an early leader due to the superior properties of our proprietary thin-film polymer on silicon technology. While formal third party research is unavailable, we estimate that the market for our ASICs, modulators and broadband amplifier products targeting the industrial and defense markets is approximately $250 million in size.

Our Key Advantages

We believe that the key advantages of our business include:

•

Technology Leadership: Our high speed electronics and ultra-broadband TFPS modulators provide customers with high performance solutions while minimizing design cost. Moreover, our integration capabilities in microwave and mixed signal circuits enable customers to reduce system power consumption and size without compromising stringent performance requirements.

•

Broad Product Line: We offer a comprehensive range of products for telecommunications and data-communications applications, particularly in the 10Gbps, 40Gbps and emerging 100Gbps data rate segments. Our TFPS line offers a disruptive approach for electro-optical modulators for all speeds and required modulation formats as well as waveguides for inter- and intra-electronic board connectivity.

•

Superior Performance: Our products exceed customer power consumption and size requirements, allowing them additional system design flexibility. For instance, our datacenter applications enable customers to consume a total of up to 70% less power than comparable solutions.

•

Continuous Innovation: Our customers involve us early in their planning process for new products, resulting in our increased strategic importance to these customers. Our strategic alliances with our customers and contractor manufacturers allowed us to introduce approximately 25 new products to the market over the last two years.

•

Fabless Manufacturing Strategy: Our fabless model enables us to leverage outside expertise and infrastructure without significant capital outlays, allowing us to choose the right technology for any given technical problem. We create products using silicon, silicon-germanium, III-V compound semiconductors and electro-optic polymer technologies.

Our Strategy

Our objective is to be a leading supplier of semiconductor electronic and electro-optic products for high speed optical communications and other applications to systems developers, and to leverage our core competency into other segments such as the wired and wireless communications markets.

Principal elements of our strategy include:

•	Focus on high growth product and market opportunities in our current markets and expand into new markets utilizing our core technologies and continuous innovation;

•	Broaden our strategic relationship with key customers to enable early stage engagement in their product planning, resulting in faster time to market for their next generation products;

•	Leverage our broad portfolio of products to enable cost synergies for our customers, but also provide superior performing products through the integration of different technologies;

•	Pursue strategic acquisitions that allow us to strengthen our market position, enhance our technology or product base, and/or acquire strategic customer channels and expand our geographic presence;

•

Utilize external funding sources, such as state and federal government grants, to continue to improve our products, such as our thin film electro-optical polymer technologies to enable next generation optical components; and

•	Partner with electronics contract manufacturers (ECMs) to accelerate introduction of advanced integrated components to our customers.

Our business is subject to numerous risks that are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks, among others, represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks are:

•	we depend on a limited number of customers for a substantial portion of our revenue;

•	we rely on third parties for our manufacturing operations, including wafer fabrication, assembly and test;

•	we are a market leader and face intense competition and expect competition to increase in the future;

•	we need to develop and introduce new or enhanced products on a timely basis;

•	we need to penetrate new and existing markets in order to continue to grow our business; and

•	we are a rapidly growing company, with only 3 years of operational history.

Corporate History

GigOptix, Inc., the successor to GigOptix LLC, was formed as a Delaware corporation in March 2008 in order to facilitate a combination between GigOptix LLC and Lumera Corporation (Lumera). Before the combination, GigOptix LLC acquired the assets of iTerra Communications LLC in July 2007 (iTerra) and Helix Semiconductors AG (Helix) in January 2008. On November 9, 2009, GigOptix acquired ChipX, Incorporated (ChipX). As a result of the acquisitions, Helix, Lumera and ChipX all became wholly owned subsidiaries of GigOptix.

Corporate Information

Our principal executive offices are located at 2300 Geng Rd, Suite 250 Palo Alto, CA 94303 and our telephone number is (650) 424-1937. Our Internet address is www.gigoptix.com. Information contained on our website does not constitute part of this prospectus.

The names “GigOptix” and “Lumera” and “ChipX” are our registered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

Registration Statements

Separate registration statements have been filed to register shares of our common stock to be sold in an underwritten offering by us and to register shares held by some of our stockholders. We are obligated to maintain the effectiveness of such registration statements, subject to certain exceptions, until all securities registered thereunder are sold or otherwise can be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, without restriction. We expect that the shares registered as part of this prospectus will be offered and sold concurrently with the shares registered in these separate registration statements.

Summary of the Offering

Common stock offered.........................................	652,202 shares of common stock, $0.001 par value per share, offered by the selling stockholders.

Common stock outstanding after the offering(1) ...	shares

Use of proceeds....................................................	We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

Over-the-Counter Bulletin Board Symbol...........	GGOX.OB

Risk factors............................................................	Investing in our common stock involves a number of risks. Before investing, you should carefully consider the information set forth under “Risk Factors,” beginning on page 5 of this prospectus, for a discussion of the risks related to an investment in our common stock.

(1)	The number of shares of common stock outstanding after this offering includes 9,349,339 shares outstanding as of April 30, 2010, but does not include:

•	5,241,463 shares reserved for issuance upon exercise of stock options with a weighted-average exercise price of $2.70 per share, which have been granted and remained outstanding;

•	2,282,038 shares underlying currently outstanding warrants; and

•	1,573,991 shares issuable under our stock option plan.

RISK FACTORS

Investing in our common stock involves risk. In deciding whether to invest in our common stock, you should carefully consider the following risks, which should be read together with our other disclosures in this prospectus and in the documents we incorporate by reference. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our common stock to decline. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We and our predecessors have incurred substantial operating losses in the past and we may not be able to achieve profitability in the future.

We have incurred negative cash flows from operations since inception. We incurred a net loss of $2.2 million for the quarter ended April 4, 2010 and for the years ended December 31, 2009 and 2008, we incurred net losses of $10.0 million and $7.7 million, respectively, and cash outflows from operations of $3.8 million and $6.7 million, respectively. As of April 4, 2010, we had an accumulated deficit of $71.2 million. We expect development, sales and other operating expenses to increase in the future as we expand our business. If our revenue does not grow to offset these expected increased expenses, we may not be profitable. In fact, in future quarters we may not have any revenue growth and our revenues could decline. Furthermore, if our operating expenses exceed expectations, financial performance will be adversely affected and we may continue to incur significant losses in the future.

In addition, we acquired ChipX in November 2009, which incurred net losses of $5.7 million for the year ended December 31, 2008 and an additional net loss of $3.3 million for the period from January 1, 2009 through the date of acquisition of November 9, 2009.

We will require additional capital to continue to fund our operations. If we do not obtain additional capital, we may be required to substantially limit operations.

We do not expect to generate sufficient cash needed to finance our anticipated operations for the foreseeable future from such operations. Accordingly, we will need to seek funding through public or private financings, including equity financings, and through other arrangements including collaborations. We could require additional financing sooner than expected if we have poor financial results, including unanticipated expenses, or an unanticipated drop in projected revenues. Such financing may be unavailable when needed or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include a possible sale or shutdown of portions of our business, reductions in capital expenditures and reductions in staff and discretionary costs.

We may fail to realize the anticipated benefits of our mergers with ChipX and Lumera.

Our future success will depend in significant part on our ability to realize the cost savings, operating efficiencies and new revenue opportunities that are expected to result from the integration of the GigOptix, Lumera and ChipX businesses. Our operating results and financial condition will be adversely affected if we are unable to integrate successfully the operations of GigOptix, Lumera and ChipX, fail to achieve or achieve on a timely basis such cost savings, operating efficiencies and new revenue opportunities, or incur unforeseen costs and expenses or experience unexpected operating difficulties that offset anticipated cost savings. In particular, the integration of GigOptix, Lumera and ChipX may involve, among other matters, integration of sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance, network infrastructure and other systems and operating hardware and software, some of which may be incompatible and therefore may need to be replaced.

Any estimates of cost savings are based upon our assumptions concerning a number of factors, including operating efficiencies, the consolidation of functions, and the integration of operations, systems, marketing methods and procedures. These assumptions are uncertain and are subject to significant business, economic and competitive conditions that are difficult to predict and are often beyond our control.

Integrating the GigOptix and ChipX businesses may divert management’s attention away from our operations.

Successful integration of the operations, products and personnel of GigOptix and ChipX places a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results. The integration does require efforts from each company, including the coordination of general and administrative functions. For example, integration of administrative functions includes coordinating employee benefits, payroll, financial reporting, purchasing and disclosure functions. Delays in successfully integrating and managing employee benefits could lead to employee dissatisfaction and turnover. Problems in integrating purchasing and financial reporting could result in internal control issues, including unplanned costs. In addition, the combination of the GigOptix and ChipX businesses may result in greater competition for resources and elimination of product development programs that might otherwise be successfully completed.

Our strategy of growth through acquisition could harm our business.

It is our intent to continue to grow through strategic acquisitions. Successful integration of newly acquired target companies may place a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration processes could harm our business, financial condition and operating results. In addition, we may be unable to execute our acquisition strategy, resulting in under-utilized resources and a failure to achieve anticipated growth.

We face intense competition and expect competition to increase in the future, which could have an adverse effect on our revenue, revenue growth rate, if any, and market share.

The global semiconductor market in general is highly competitive. We compete in different target markets to various degrees on the basis of a number of principal competitive factors, including our products’ performance, features and functionality, energy efficiency, size, ease of system design, customer support, products, reputation, reliability and price, as well as on the basis of our customer support, the quality of our product roadmap and our reputation. We expect competition to increase and intensify as more and larger semiconductor companies as well as the internal resources of large, integrated original equipment manufacturers, or OEMs, enter our markets. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue, revenue growth rates and operating results.

Our competitors range from large, international companies offering a wide range of semiconductor products to smaller companies specializing in narrow markets and internal engineering groups within device manufacturers, some of which may be our customers. Our primary competitors include Triquint, Vitesse, Oki, Inphi and Gennum. We expect competition in the markets in which we participate to increase in the future as existing competitors improve or expand their product offerings. In addition, we believe that a number of other public and private companies are in the process of developing competing products for digital television and other broadband communication applications. Because our products often are “building block” semiconductors which provide functions that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, some of which may be existing customers that develop their own integrated circuit products.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. During past periods of downturns in our industry, competition in the markets in which we operate intensified as manufacturers of semiconductors reduced prices in order to combat production overcapacity and high inventory levels. Many of our competitors have substantially greater financial and other resources with which to withstand similar adverse economic or market conditions in the future. Moreover, the competitive landscape is changing as a result of consolidation within our industry as some of our competitors have merged with or been acquired by other competitors, and other competitors have begun to collaborate with each other. These developments may materially and adversely affect our current and future target markets and our ability to compete successfully in those markets.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue. In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of new or enhanced products. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

We rely on a limited number of third parties to manufacture, assemble and test our products, and the failure to manage our relationships with our third-party contractors successfully could adversely affect our ability to market and sell our products.

We do not have our own manufacturing facilities. We operate an outsourced manufacturing business model that utilizes third-party foundry and assembly and test capabilities. As a result, we rely on third-party foundry wafer fabrication and assembly and test capacity, including sole sourcing, for many components or products. Currently, our semiconductor devices are manufactured by foundries operated by IBM, Win, UMC and SEI. We also use third-party contractors for all of our assembly and test operations, including Bourns, Speel and SCI Sanmina.

Relying on third party manufacturing, assembly and testing presents significant risks to us, including the following:

•	failure by us, or our customers or their end customers to qualify a selected supplier;

•	capacity shortages during periods of high demand;

•	reduced control over delivery schedules and quality;

•	shortages of materials and potential lack of adequate capacity during periods of excess demand;

•	misappropriation of our intellectual property;

•	limited warranties on wafers or products supplied to us;

•	potential increases in prices;

•	inadequate manufacturing yields and excessive costs;

•	difficulties selecting and integrating new subcontractors; and

•	potential instability in countries where third-party manufacturers are located.

The ability and willingness of our third-party contractors to perform is largely outside our control. If one or more of our contract manufacturers or other outsourcers fails to perform its obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, in the event that manufacturing capacity is reduced or eliminated at one or more facilities, including as a response to the recent worldwide decline in the semiconductor industry, manufacturing could be disrupted, we could have difficulties fulfilling our customer orders and our net revenue could decline. In addition, if these third parties fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our customer orders, our net revenue could decline and our business, financial condition and results of operations would be adversely affected.

We do not have any long-term supply contracts with our contract manufacturers or suppliers, and any disruption in our supply of products or materials could have a material adverse affect on our business, revenue and operating results.

We currently do not have long-term supply contracts with any of our third-party vendors. We make substantially all of our purchases on a purchase order basis, and our contract manufacturers are not required to supply us products for any specific period or in any specific quantity. We expect that it would take approximately nine to twelve months to transition performance of our foundry or assembly services to new providers. Such a transition would likely require a qualification process by our customers or their end customers. We generally place orders for products with some of our suppliers approximately four to five months prior to the anticipated delivery date, with order volumes based on our forecasts of demand from our customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate and cost-effective foundry or assembly capacity from our third-party contractors to meet our customers’ delivery requirements, or we may accumulate excess inventories. Our third-party contractors have not provided any assurance to us that adequate capacity will be available to us within the time required to meet additional demand for our products.

Average selling prices of our products could decrease rapidly, which could have a material adverse effect on our revenue and gross margins.

We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. From time to time, we have reduced the average unit price of our products in anticipation of competitive pricing pressures, new product introductions by us or our competitors and for other reasons. We expect that we will have to do so again in the future. If we are unable to offset any reductions in our average selling prices by increasing our sales volumes or introducing new products with higher operating margins, our revenue and gross margins will suffer. To maintain our gross margins, we must develop and introduce new products and product enhancements on a timely basis and continually reduce our and our customers’ costs. Failure to do so would cause our revenue and gross margins to decline.

Due to our limited operating history, we may have difficulty accurately predicting our future revenue and appropriately budgeting our expenses.

        We were incorporated in 2008 and have only a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which we sell our products, substantial uncertainty concerning how these markets may develop and other factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. We are currently expanding our staffing and increasing our expense levels in anticipation of future revenue growth. If our revenue does not increase as anticipated, we could incur significant losses due to our higher expense levels if we are not able to decrease our expenses in a timely manner to offset any shortfall in future revenue.

Our customers require our products and our third-party contractors to undergo a lengthy and expensive qualification process which does not assure product sales.

Prior to purchasing our products, our customers require that both our products and our third-party contractors undergo extensive qualification processes, which involve testing of the products in the customer’s system and rigorous reliability testing. This qualification process may continue for six months or more. However, qualification of a product by a customer does not assure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision to the product, changes in our customer’s manufacturing process or our selection of a new supplier may require a new qualification process, which may result in delays and in us holding excess or obsolete inventory. After our products are qualified, it can take an additional six months or more before the customer commences volume production of components or devices that incorporate our products. Despite these uncertainties, we devote substantial resources, including design, engineering, sales, marketing and management efforts, to qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, sales of this product to the customer may be precluded or delayed, which may impede our growth and cause our business to suffer.

We are subject to order and shipment uncertainties, and differences between our estimates of customer demand and product mix and our actual results could negatively affect our inventory levels, sales and operating results.

Our revenue is generated on the basis of purchase orders with our customers rather than long-term purchase commitments. In addition, our customers can cancel purchase orders or defer the shipments of our products under certain circumstances. Our products are manufactured using a silicon foundry according to our estimates of customer demand, which requires us to make separate demand forecast assumptions for every customer, each of which may introduce significant variability into our aggregate estimate. We have limited visibility into future customer demand and the product mix that our customers will require, which could adversely affect our revenue forecasts and operating margins. Moreover, because our target markets are relatively new, many of our customers have difficulty accurately forecasting their product requirements and estimating the timing of their new product introductions, which ultimately affects their demand for our products. In addition, the rapid pace of innovation in our industry could render significant portions of our inventory obsolete. Excess or obsolete inventory levels could result in unexpected expenses or increases in our reserves that could adversely affect our business, operating results and financial condition. Conversely, if we were to underestimate customer demand or if sufficient manufacturing capacity were unavailable, we could forego revenue opportunities, potentially lose market share and damage our customer relationships. In addition, any significant future cancellations or deferrals of product orders or the return of previously sold products due to manufacturing defects could materially and adversely impact our profit margins, increase our write-offs due to product obsolescence and restrict our ability to fund our operations.

Winning business is subject to lengthy competitive selection processes that require us to incur significant expenditures. Even if we begin a product design, a customer may decide to cancel or change its product plans, which could cause us to generate no revenue from a product and adversely affect our results of operations.

The selection process for obtaining new business typically is lengthy and can require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. These risks are exacerbated by the fact that some of our customers’ products likely will have short life cycles. Failure to obtain business in a new product design could prevent us from offering an entire generation of a product, even though this has not occurred to date. This could cause us to lose revenue and require us to write off obsolete inventory, and could weaken our position in future competitive selection processes.

After securing new business, we may experience delays in generating revenue from our products as a result of the lengthy development cycle typically required. Our customers generally take a considerable amount of time to evaluate our products. The typical time from early engagement by our sales force to actual product introduction could run from 12 to 24 months. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially and adversely affect our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

Many of our products will have long sales cycles, which may cause us to expend resources without an acceptable financial return and which makes it difficult to plan our expenses and forecast our revenue.

Many of our products will have long sales cycles that involve numerous steps, including initial customer contacts, specification writing, engineering design, prototype fabrication, pilot testing, regulatory approvals (if needed), sales and marketing and commercial manufacture. During this time, we may expend substantial financial resources and management time and effort without any assurance that product sales will result. The anticipated long sales cycle for some of our products makes it difficult to predict the quarter in which sales may occur. Delays in sales may cause us to expend resources without an acceptable financial return and make it difficult to plan expenses and forecast revenues.

We are subject to the cyclical nature of the semiconductor industry.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry is experiencing a significant downturn during the current global recession. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The current downturn and any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. We are dependent on the availability of this capacity to manufacture and assemble our products, and our third-party manufacturers have not provided assurances that adequate capacity will be available to us in the future.

A large proportion of our products are directed at the telecommunications and networking markets, which continue to be subject to overcapacity.

The technology equipment industry is cyclical and has experienced significant and extended downturns in the past, often in connection with, or in anticipation of, maturing product cycles, and capital spending cycles and declines in general economic conditions. The cyclical nature of these markets has led to significant imbalances in demand, inventory levels and production capacity. It has also accelerated the decrease of average selling prices per unit. We may experience periodic fluctuations in our financial results because of these or other industry-wide conditions. Developments that adversely affect the telecommunications or networking markets, including delays in traffic growth and changes in U.S. government regulation, could halt our efforts to generate revenue or cause revenue growth to be slower than anticipated from sales of electro-optic modulators, semiconductors and related products. Reduced spending and technology investment by telecommunications companies may make it more difficult for our products to gain market acceptance. Our potential customers may be less willing to purchase new technology such as our technology or invest in new technology development when they have reduced capital expenditure budgets.

We derive a significant portion of our revenue from a small number of customers and the loss of one or more of these key customers, the diminished demand for our products from a key customer, or the failure to obtain certifications from a key customer or its distribution channel could significantly reduce our revenue and profits.

A relatively small number of customers account for a significant portion of our revenue in any particular period. For instance, Alcatel and contracts with the U.S. government accounted for 23% and 24%, respectively, of revenue for fiscal year 2009. One or more of our key customers may discontinue operations as a result of consolidation, liquidation or otherwise, or reduce significantly its business with us due to the current economic conditions. Reductions, delays and cancellation of orders from our key customers or the loss of one or more key customers could significantly further reduce our revenue and profits. There is no assurance that our current customers will continue to place orders with us, that orders by existing customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

We rely on a small number of development contracts with the U.S. Department of Defense and government contractors for a large portion of our revenue. The termination or non-renewal of one or more of these contracts could reduce our future revenue.

Twenty-four percent of our revenue for the year ended December 31, 2009 was derived from performance on a limited number of development contracts with various agencies within the U.S. government. Any failure by us to continue these relationships or significant disruption or deterioration of our relationship with the U.S. Department of Defense may reduce revenues. Government programs must compete with programs managed by other contractors for limited and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors frequently engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. In addition, our development contracts with government agencies are subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at any time at its convenience. Termination of these development contracts, a shift in government spending to other programs in which we are not involved, or a reduction in government spending generally or defense spending specifically could severely harm our business. We intend to continue to compete for government contracts and expect such contracts will be a large percentage of our revenue for the foreseeable future. The development contracts in place with various agencies within the U.S. Department of Defense require ongoing compliance with applicable federal procurement regulations. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures, as well as suspensions or prohibitions from entering into such development contracts. Also, the reporting and appropriateness of costs and expenses under these development contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency (DCAA), an agency of the U.S. Department of Defense. In addition, we obtain provisional billing rates from the DCAA to bill under government contracts. Any differences between provisional billing rates and actual billed rates may result in an adjustment to revenue. In the fourth quarter of fiscal 2009, we reduced revenue by $1.3 million as a result of such an adjustment applied to government contract revenue for all of fiscal 2009. Any failure to comply with applicable government regulations could jeopardize our development contracts and otherwise harm our business.

Our future success depends in part on the continued service of our key senior management, design engineering, sales, marketing, and technical personnel and our ability to identify, hire and retain additional, qualified personnel.

Our future success depends to a significant extent upon the continued service of our senior management personnel, including our Chief Executive Officer, Dr. Avi Katz and our Chief Technical Officer, Andrea Betti-Berutto. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. The loss of key senior executives could have a material adverse effect on our business. There is intense competition for qualified personnel in the semiconductor and polymer industries, and we may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our business, or to replace engineers or other qualified personnel who may leave our employment in the future. There may be significant costs associated with recruiting, hiring and retaining personnel. Periods of contraction in our business may inhibit our ability to attract and retain our personnel. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to our product development or other aspects of our business.

We will be subject to the risks frequently experienced by early stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include our potential inability to:

•	establish product sales and marketing capabilities;

•	establish and maintain markets for our potential products;

•	identify, attract, retain and motivate qualified personnel;

•	continue to develop and upgrade our technologies to keep pace with changes in technology and the growth of markets using semiconductors and polymer materials;

•	develop expanded product production facilities and outside contractor relationships;

•	maintain our reputation and build trust with customers;

•	improve existing and implement new transaction processing, operational and financial systems;

•	scale up from small pilot or prototype quantities to large quantities of product on a consistent basis;

•	contract for or develop the internal skills needed to master large volume production of our products; and

•	fund the capital expenditures required to develop volume production due to the limits of available financial resources.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

Our success depends, in part, upon our ability to maintain and gain market acceptance of our products. To be accepted, these products must meet the quality, technical performance and price requirements of our customers and potential customers. The optical communications industry is currently fragmented with many competitors developing different technologies. Some of these technologies may not gain market acceptance. Our products, including products based on polymer materials, may not be accepted by OEMs and systems integrators of optical communications networks and consumer electronics. In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products, and which are critical to meeting our financial targets.

Many of our current products, particularly those based on polymer technology, are either in the development stage or are being tested by potential customers. We cannot be assured that our development efforts or customer tests will be successful or that they will result in actual material sales, or that such products will be commercially viable.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. It will also require the ability to provide excellent customer service. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

Successful commercialization of current and future products will require us to maintain a high level of technical expertise.

Technology in our target markets is undergoing rapid change. To succeed in these target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of target customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

•	establish and effectively defend our intellectual property; and

•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

The failure to compete successfully could harm our business.

We face competitive pressures from a variety of companies in our target markets. The telecom, data-com and consumer opto-electronics markets are highly competitive and we expect that domestic and international competition will increase in these markets, due in part to deregulation, rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Increased competition could result in significant price competition, reduced revenues or lower profit margins. Many of our competitors and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, and manufacturing and human resources, name recognition and experience than we do. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our products or that will achieve greater market acceptance than our products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize potential products;

•	withstand price competition more successfully than us;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of prospective customers better than us; and

•	take advantage of acquisitions or other opportunities more readily than us.

Competitors may offer enhancements to existing products, or offer new products based on new technologies, industry standards or customer requirements that are available to customers on a more timely basis than comparable products from our company or that have the potential to replace or provide lower cost alternatives to our products. The introduction of enhancements or new products by competitors could render our existing and future products obsolete or unmarketable. Each of these factors could have a material adverse effect on our company’s business, financial condition and results of operations.

We may be unable to obtain effective intellectual property protection for our potential products and technology.

Any intellectual property that we have or may acquire, license or develop in the future may not provide meaningful competitive advantages. Our patents and patent applications, including those we license, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. For example, there are patents held by third parties that relate to polymer materials and electro-optic devices. These patents could be used as a basis to challenge the validity or limit the scope of our patents or patent applications. A successful challenge to the validity or limitation of the scope of our patents or patent applications could limit our ability to commercialize the technology and, consequently, reduce revenues.

Moreover, competitors may infringe our patents or those that we license, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, we may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting our proprietary rights. In addition, in an infringement proceeding, a court may decide that our patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

We also rely on the law of trade secrets to protect unpatented technology and know-how. We try to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties. Any of these parties could breach the agreements and disclose our trade secrets or confidential information to competitors, or such competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing potential products.

Third parties may claim that our potential products or related technologies infringe their patents. Any patent infringement claims brought against us may cause us to incur significant expenses, divert the attention of management and key personnel from other business concerns and, if successfully asserted, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on acceptable terms, if at all. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some business operations as a result of patent infringement claims, which could severely harm our business.

If our potential products infringe the intellectual property rights of others, we may be required to indemnify customers for any damages they suffer. Third parties may assert infringement claims against our current or potential customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of these customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products.

The technology that we license from various third parties may be subject to government rights and retained rights of the originating research institution.

We license technology from various companies or research institutions, such as the University of Washington. Many of these partners and licensors have obligations to government agencies or universities. Under their agreements, a government agency or university may obtain certain rights over the technology that we have developed and licensed, including the right to require that a compulsory license be granted to one or more third parties selected by the government agency.

In addition, our partners often retain certain rights under their licensing agreements, including the right to use the technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether such partners limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to this licensed technology in the event of misuse.

If we fail to develop and maintain the quality of our manufacturing processes, our operating results would be harmed.

The manufacture of our products is a multi-stage process that requires the use of high-quality materials and advanced manufacturing technologies. With respect to our polymer-based products, polymer-related device development and manufacturing must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we are unable to develop and continue to improve on our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, our operating results would be harmed.

The complexity of our products may lead to errors, defects and bugs, which could result in the necessity to redesign products and could negatively impact our reputation with customers.

Products as complex as ours may contain errors, defects and bugs when first introduced or as new versions are released. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of our products or result in a costly recall and could damage our reputation and adversely affect our ability to retain existing customers and to attract new customers. In particular, certain products are customized or designed for integration into specific network systems. If our products experience defects, we may need to undertake a redesign of the product, a process which may result in significant additional expenses.

We may also be required to make significant expenditures of capital and resources to resolve such problems. There is no assurance that problems will not be found in new products after commencement of commercial production, despite testing by us, our suppliers and our customers.

We could be exposed to significant product liability claims that could be time-consuming and costly and impair our ability to obtain and maintain insurance coverage.

We may be subject to product liability claims if any of our products are alleged to be defective or harmful. Product liability claims or other claims related to our potential products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management’s time and attention from other business concerns, require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could impair our ability to commercialize our products. In addition, certain of our products are sold under warranties. The failure of our products to meet the standards set forth in such warranties could result in significant expenses to us.

If we fail to effectively manage our growth, and effectively transition from our focus on research and development activities to commercially successful products, our business could suffer.

Failure to manage growth of operations could harm our business. To date, a large number of our activities and resources have been directed at the research and development of our technologies and development of potential related products. The transition from a focus on research and development to being a vendor of products requires effective planning and management. Additionally, growth arising from the expected synergies from the acquisition of ChipX will require effective planning and management. Future expansion will be expensive and will likely strain management and other resources.

In order to effectively manage growth, we must:

•	continue to develop an effective planning and management process to implement our business strategy;

•	hire, train and integrate new personnel in all areas of our business; and

•	expand our facilities and increase capital investments.

There is no assurance that we will be able to accomplish these tasks effectively or otherwise effectively manage our growth.

Our business, financial condition and operating results would be harmed if we do not achieve anticipated revenues.

From time to time, in response to anticipated long lead times to obtain inventory and materials from outside contract manufacturers, suppliers and foundries, we may need to order materials in advance of anticipated customer demand. This advance ordering may result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize, or other factors render our products less marketable. If we are forced to hold excess inventory or incur unanticipated inventory write-downs, our financial condition and operating results could be materially harmed.

Our expense levels are relatively fixed and are based on our expectations of future revenue. We will have limited ability to reduce expenses quickly in response to any revenue shortfalls. Changes to production volumes and impact of overhead absorption may result in a decline in our financial condition or liquidity.

We could suffer unrecoverable losses on our customers’ accounts receivable which would adversely affect our financial results.

Our operating cash flows are dependent on the continued collection of receivables. We could suffer losses if a customer is unable to pay. A significant loss on an any accounts receivable would have an adverse impact on our business and financial results.

The industry and markets in which we compete are subject to consolidation, which may result in stronger competitors, fewer customers and reduced demand.

There has been industry consolidation among communications IC companies, network equipment companies and telecommunications companies in the past. This consolidation is expected to continue as companies attempt to strengthen or hold their positions in evolving markets. Consolidation may result in stronger competitors, fewer customers and reduced demand, which in turn could have a material adverse effect on our business, operating results, and financial condition.

Our operating results are subject to fluctuations because we have international sales.

International sales account for a large portion of our revenue and may account for an increasing portion of future revenue. The revenue derived from international sales may be subject to certain risks, including:

•	foreign currency exchange fluctuations;

•	changes in regulatory requirements;

•	tariffs and other barriers;

•	timing and availability of export licenses;

•	political and economic instability;

•	difficulties in accounts receivable collections;

•	difficulties in staffing and managing foreign operations;

•	difficulties in managing distributors;

•	difficulties in obtaining governmental approvals for communications and other products;

•	reduced or uncertain protection for intellectual property rights in some countries;

•	longer payment cycles to collect accounts receivable in some countries;

•	the burden of complying with a wide variety of complex foreign laws and treaties; and

•	potentially adverse tax consequences.

We are subject to regulatory compliance related to our operations.

We are subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of our production processes, cessation of operations, or other actions, which could harm our business.

We may incur liability arising from our use of hazardous materials.

Our business and facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that are used or generated in our operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to their presence were taken in compliance with the law. Our domestic facilities use various chemicals in manufacturing processes which may be toxic and covered by various environmental controls. These hazardous materials may be stored on site. The waste created by use of these materials is transported off-site by an unaffiliated waste hauler. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of production processes, cessation of operations or other actions, which could severely harm our business.

We may be unable to export some of our potential products or technology to other countries, convey information about our technology to citizens of other countries or sell certain products commercially, if the products or technology are subject to U.S. export or other regulations.

We are developing certain products that we believe the U.S. government and other governments may be interested in using for military and information gathering or antiterrorism activities. U.S. government export regulations may restrict us from selling or exporting these potential products into other countries, exporting our technology to those countries, conveying information about our technology to citizens of other countries or selling these potential products to commercial customers. We may be unable to obtain export licenses for products or technology if necessary. We currently cannot assess whether national security concerns would affect our potential products and, if so, what procedures and policies we would have to adopt to comply with applicable existing or future regulations.

We are subject to risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries.

Various laws and regulations potentially affect the import and export of our products, including export control, tax and customs laws. Furthermore, some customer purchase orders and agreements are governed by foreign laws, which may differ significantly from laws in the United States. As a result, our ability to enforce our rights under such agreements may be limited compared with our ability to enforce our rights under agreements governed by laws in the United States.

Our business is subject to foreign currency risk.

Sales to customers located outside of the United States comprised 75% and 51% of our revenue for 2008 and 2009, respectively. In addition, we have a subsidiary overseas (Switzerland) which records its operating expenses in a foreign currency. Because sales of our products have been denominated to date primarily in U.S. dollars, increases in the value of the U.S. dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. We currently do not have hedging or other programs in place to protect against adverse changes in the value of the U.S. dollar as compared to other currencies to minimize potential adverse effects.

Restrictive covenants under our credit facility with Silicon Valley Bank may adversely affect our operations.

Our loan and security agreement with Silicon Valley Bank contains a number of restrictive covenants that will impose significant operating and financial restrictions on our ability to, without prior written approval from Silicon Valley Bank:

•

Merge or consolidate, or permit any of our subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of our subsidiaries to acquire, all or substantially all of the capital stock or property of another person;

•	Create, incur, or assume any indebtedness, other than certain indebtedness permitted under the loan and security agreement with Silicon Valley Bank; and

•	Pay any dividends or make any distributions or payment on, or redeem, retire or repurchase any capital stock.

A failure to comply with the covenants contained in our loan and security agreement could result in an event of default under the agreement which, if not cured or waived, could result in the acceleration of the indebtedness and have a material adverse affect on our business, financial condition and results of operations.

We have previously identified a material weakness in our internal control over financial reporting. If we fail to remedy our material weakness or otherwise fail to maintain effective internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.

In connection with the preparation of our consolidated financial statements for the years ended December 31, 2009 and 2008, material weaknesses in our internal controls over financial reporting, as defined in rules established by the Public Company Accounting Oversight Board, were identified. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements would not be prevented or detected on a timely basis. The material weakness was attributed to us not maintaining a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial reporting requirements. We have adopted a remediation plan which we are in the process of implementing, including through the hiring in February 2010 of a corporate controller with technical accounting and financial reporting experience, and we expect to remediate the material weaknesses during 2010.

In addition, other material weaknesses or significant deficiencies in our internal control over financial reporting may be identified in the future. If we fail to remediate the material weakness or fail to implement required new or improved controls, or encounter difficulties in their implementation, it could harm our operating results, cause failure to meet our SEC reporting obligations on a timely basis or result in material misstatements in our annual or interim financial statements.

Risks Related to this Offering

and Ownership of Our Common Stock

There may be a limited public market for our common shares, and the ability of our stockholders to dispose of their common shares may be limited.

Our common shares have been traded on the OTC Bulletin Board since December 2008. We cannot foresee the degree of liquidity that will be associated with our common shares. A holder of our common shares may not be able to liquidate his, her or its investment in a short time period or at the market prices that currently exist at the time the holder decides to sell. The market price for our common stock may fluctuate in the future, and such volatility may bear no relation to our performance.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

As of April 30, 2010, we had approximately 9,349,339 shares of common stock outstanding, approximately 1,573,991 shares of common stock available for future issuance under our stock option plans and warrants to purchase approximately 2,282,038 shares outstanding. Additional sales of our common stock in the public market after the effectiveness of the registration statement for resales by former ChipX stockholders and the registration statement for shares issued in connection with our December 28, 2009 private placement, or the perception that such sales could occur, could cause the market price of our common stock to decline. The shares of common stock registered pursuant to these registration statements will be freely tradable once the registration statements are declared effective by the SEC without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. We may issue additional shares of our common stock in the future in private placements, public offerings or to finance mergers or acquisitions.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

The revenues for our product lines and our quarterly operating results may vary significantly based on many factors, including:

•	reductions or delays in funding of development programs involving new polymer materials technologies by the U.S. government;

•	additions of new customers;

•	fluctuating demand for our products and technologies;

•	announcements or implementation by competitors of technological innovations or new products;

•	the status of particular development programs and the timing of performance under specific development agreements;

•	timing and amounts relating to the expansion of operations;

•	costs related to possible future acquisitions of technologies or businesses;

•	communications, information technology and semiconductor industry conditions;

•	fluctuations in the timing and amount of customer requests for product shipments;

•	the reduction, rescheduling or cancellation of orders by customers, including as a result of slowing demand for our products or our customers’ products;

•	changes in the mix of products that our customers buy;

•	competitive pressures on selling prices;

•	the ability of our customers to obtain components from their other suppliers;

•	fluctuations in manufacturing output, yields or other problems or delays in the fabrication, assembly, testing or delivery of our products or our customers’ products; and

•	increases in the costs of products or discontinuance of products by suppliers.

We base our current and future expense estimates, in large part, on estimates of future revenue, which are difficult to predict. We expect to continue to make significant operating and capital expenditures in the area of research and development and to invest in and expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In future quarters, our results of operations may fall below the expectations of investors and the trading price of our common stock may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation could result in substantial costs and divert our attention from other business concerns, which could seriously harm our business.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may prevent takeover attempts that could be beneficial to our stockholders.

Provisions of our certificate of incorporation and bylaws could discourage a takeover of our company even if a change of control would be beneficial to the interests of our stockholders. These charter provisions include the following:

•	a requirement that our board of directors be divided into three classes, with approximately one-third of the directors to be elected each year; and

•

supermajority voting requirements (two-thirds of outstanding shares) applicable to the approval of any merger or other change of control transaction that is not approved by our continuing directors. The continuing directors are all of the directors as of the effective time of a merger or who are elected to the board upon the recommendation of a majority of the continuing directors.

We have never paid dividends on our capital stock, and we do not anticipate paying cash dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our common stock for the foreseeable future. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of potential gain for the foreseeable future.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	we are an early stage company and have a history of incurring losses;

•	our ability to remain competitive in the markets we serve;

•	the effects of future economic, business and market conditions;

•	consolidation in the industry we serve;

•	general economic and capital market conditions, and our ability to obtain additional funding;

•	our ability to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability;

•	our ability to establish effective internal controls over our financial reporting;

•	risks relating to the transaction of business internationally;

•	our failure to realize anticipated benefits from acquisitions or the possibility that such acquisitions could adversely affect us, and risks relating to the prospects for future acquisitions;

•	the loss of key employees and the ability to retain and attract key personnel, including technical and managerial personnel;

•	quarterly and annual fluctuations;

•	investments in research and development;

•	protection and enforcement or our intellectual property rights and proprietary technologies;

•	costs associated with potential intellectual property infringement claims asserted by a third party;

•	our exposure to product liability claims resulting from the use of our products;

•	the loss of one or more of our significant customers, or the diminished demand for our products;

•	our dependence on contract manufacturing and outsourced supply chain, as well as the costs of materials;

•	our reliance on third parties to provide services for the operation of our business;

•	the effects of war, terrorism, natural disasters or other catastrophic events;

•	our success at managing the risks involved in the foregoing items; and

•	other risks and uncertainties, including those listed under the heading “Risk Factors” in this prospectus.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Any investor should consider all risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, or the SEC, described below under the heading “Where You Can Find More Information,” all of which is accessible on the SEC’s website at www.sec.gov.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “GGOX.OB.” Our common stock first traded on the OTC Bulletin Board on December 10, 2008. Prior to that time, there was no public market for our common stock. The table below sets forth the high and low sale prices per share of our common stock on the OTC Bulletin Board for the periods specified. As of April 30, 2010, we had approximately 9,349,339 shares of common stock issued and outstanding, held by approximately 48 record holders.

	Sale Price Per Share of Common Stock
	High	Low
2008
Fourth Quarter (beginning December 11, 2008)	$1.73	$0.25
2009
First Quarter	$1.75	$0.50
Second Quarter	$2.20	$1.40
Third Quarter	$5.50	$1.90
Fourth Quarter	$3.98	$1.90
2010
First Quarter	$4.90	$1.90
Second Quarter (through May 4, 2010)	$4.45	$3.00

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and to expand our business.

The loan and security agreement with Silicon Valley Bank contains restrictive covenants that restrict our ability to pay any dividends or make any distributions or payment on, or redeem, retire or repurchase, any capital stock. Except as limited by this agreement, our board of directors has discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the board of directors may deem relevant. We cannot assure you that we will ever pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of April 4, 2010:

•	on an actual basis; and

•

on a pro forma basis after giving effect to our sale of shares in this offering at an assumed initial public offering price of $[            ] per share, which is the mid-point of our filing range, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

You should read the information set forth below in conjunction with “Use of Proceeds,” “Business” and our consolidated financial statements and related notes included elsewhere within, or incorporated by reference, in this prospectus.

	As of April 4, 2010
	Actual	Pro Forma
	(In thousands, except share and per share data)
Stockholders’ equity
Preferred stock, authorized 1,000,000 shares, no par value; none issued and outstanding	$—
Common stock, authorized 50,000,000 shares, $0.001 par value; issued and outstanding 9,337,347 shares, actual; issued and outstanding [ ], shares, pro forma	9
Additional paid-in capital	83,164
Accumulated deficit	(71,180)
Accumulated other comprehensive income	114

Total stockholders’ equity	12,107

Total capitalization	$12,107

BUSINESS

Overview

We are a leading supplier of electronic and electro-optical semiconductor products which enable high-speed telecommunications and data-communications networks globally. Our products convert signals between electrical and optical formats for transmitting and receiving data over fiber optic networks, a critical function in optical communications equipment. We are an emerging leader and innovator in both telecommunications and data-communications applications for fast growing markets in 10Gbps, 40Gbps and 100Gbps drivers, receiver IC’s, electro–optic modulator components and multi-chip-modules (MCM). Our expertise in semiconductor electro-optical and optical technologies has helped us create a broad portfolio of products that addresses customer demand for performance at higher speeds, over wider temperature ranges, in smaller sizes, and at lower power consumption compared to other products currently available in the market. We view ourselves as a strategic vendor to a number of our customers given our early engagement in their product design plans and have well-established relationships with many of the leading telecommunications and data-communications network systems vendors such as Alcatel-Lucent, Cisco, CoreOptics, Emcore, Finisar, Fujitsu, Huawei, JDSU, Mitsubishi, Multiplex, Oclaro, Opnext, Source Photonics, Zarlink, ZTE, and other “Tier-One” equipment vendors in the United States, Europe and Asia, as well as to leading industrial, aerospace and defense customers such as AMD, Anritsu, Avocent, Boeing, LeCroy, Miteq, National Instruments, NEL, Northrop Grumman, Raytheon and Rockwell-Collins, Rohde&Schwartz, and Teradyne.

Telecommunications and data-communications networks are becoming increasingly congested due to the growing demand for high bandwidth applications by consumers and enterprises. This bandwidth constraint has caused network service providers to turn to equipment vendors like us to provide solutions that maximize bandwidth and reliability while minimizing cost. Increasing the communications data rate in networks has been an important element of easing network congestion, and, as a result, network service providers are in process of upgrading their 10Gbps systems to 40Gbps and 100Gbps equipment deployments throughout their networks. We focus on the 10Gbps and above markets which we believe present the fastest growing and primary market opportunity in the communications industry. Based on data from Ovum’s and Lightcounting’s market research, we expect sales of electronic and electro-optic components operating at 10Gbps and above in telecommunications and data communications segments to increase from approximately $200 million in 2010 to approximately $800 million in 2015, a CAGR of approximately 30%

Since inception, we have expanded our customer base, acquired and integrated four businesses with complementary products and customers, and in so doing expanded our product line from a few10Gbps ultra-long reach electronic modulator drivers to a line of over 100 products that includes drivers, receivers and modulators for 10 to 100Gbps applications and custom ASICs. Our direct sales force is based in 5 countries and is supported by more than 50 channel representatives and distributors that are selling our products throughout North America, Europe, Japan and Asia. In 2009, we shipped over 60 products to over 75 customers.

Industry Background

Over the past several years, communications networks have undergone significant challenges as network operators pursue more profitable service offerings while reducing operating costs. The growing demand for bandwidth due to the explosion of data and video across networks by enterprises and consumers has driven service providers to continuously add high speed access such as Wi-Fi, WiMax, 3G, DSL, cable and FTTx, as well as converging their separate voice and data networks into a single IP-based high capacity integrated network to easily manage and provision these services. Other high bandwidth applications such as e-mail, music, video downloads and streaming, on-line gaming, and VOD or IPTV are also challenging network service providers to supply increasing bandwidth to their customers and results in increased network utilization across the entire core and edge of wireline, wireless and cable networks. Additionally, enterprises and institutions are managing their rapidly escalating demand for data and bandwidth and are upgrading and deploying high speed local, storage and wide area networks (LANs, SANs and WANs, respectively). U.S. Defense and Homeland Security efforts also add to the demand for bandwidth, as vast amounts of data are generated though sophisticated surveillance and defense network applications. The U.S. government and its contractors are incorporating optical technologies into its systems and infrastructure to address these challenges.

Optical networking technologies support higher speeds, added features and offer greater interoperability to accommodate higher bandwidth requirements at a lowest cost. Leading network systems vendors such as Alcatel-Lucent and Cisco are producing optical systems for carriers increasingly based on 10Gbps and 40Gbps speeds including multi-service switches, DWDM transport terminals, access multiplexers, routers, Ethernet switches and other networking systems. Mirroring the convergence of telecommunications and data-communications networks, these systems vendors are increasingly addressing both telecommunications and data-communications applications and are also looking to converge their network equipment offerings to a single product. Faced with technological and cost challenges of building fully integrated systems that can handle voice, data and video, OEMs are re-focusing on core competencies of software and systems integration, and relying on outside module and component suppliers for the design, development and supply of critical electro–optic products that perform the critical transmit and receive functions.

Challenges Faced by Network Equipment Providers

The performance requirements of communications applications and the technical challenges associated with the data-communications and telecommunications markets present difficult obstacles to service providers and equipment designers that serve those markets. The core challenges of processing and transmitting high quality broadband streams include:

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Performance: Optical components and systems have to be well integrated and inter–operate with the other components that perform the transmit and receive functions while running at low temperatures in a wide variety of operating environments.

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Power consumption: The increase in optical transmission speeds inherently leads to higher power consumption by the electronic components being used. This in turn leads to thermal management challenges due to the high port densities being demanded by customers. For instance in data centers, there is a significant investment required to cool the facility, for every $1 invested in computer/network infrastructure there is typically another $1 invested required to cool the facility.

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Size: Customers need to maximize the utilization of their central office space and rack size and therefore demand small solution footprints to maximize port density. The industry has responded by migrating from line-cards to 300pin transponders to pluggable transceivers with more than a 60x reduction in size for 10G communication components since 1999. This is turn puts severe size constraints on electronic and optical component suppliers to maintain the pace of size reduction roadmaps.

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Cost: There are significant price pressures within the optical communications markets to reduce component and system costs. End users continually demand more bandwidth and features while the operators generally do not keep pace with the bandwidth usage increases. Moreover, the average sales price (ASP) increase per new generation component does not scale proportionally with the speed increase. For example, a 4x increase in speed can only generate only a 2.5x increase in ASP to the vendor.

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Complexity: The increasing technological complexity of optical systems and components, the need to increase the pace of innovation while also reducing costs have led customers to reduce their number of module and component suppliers and rely on vendors that have more comprehensive product portfolios, deeper product expertise and the ability to support future roadmaps.

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Manufacturing: The optical industry still predominantly utilizes discrete components to implement their systems. Many of these components are manufactured by different vendors and these discrete solutions lead to manufacturing inefficiencies and yield reductions. Integration has been a key enabler in the historical success of the silicon IC technology, enabling the improvement of system performance, reducing system size and cost by increasing the functionality that can be implemented on one device and thereby decreasing the components count required to implement a system.

Our Solutions

We offer a comprehensive 10Gbps and 40Gbps transceiver product portfolio and are an emerging leader in the developing market for 100Gbps products. We combine high performance analog and mixed signal design skills, with experience in integrated systems, interoperability, power management and size optimization. We believe customers choose to work with us for several reasons including:

Superior Performance: Our performance advantage is derived from industry leading drivers, receivers, modulators and superior integration and module design capabilities. Our core III-V and silicon semiconductor, as well as TFPS technology knowledge allows us to design products that exceed the current performance, power, size, temperature and reliability requirements of our customers. We recently introduced a 100 Gbps quad-driver built from indium phosphide that is the market’s first100Gbps driver. Our single, 4 and 12 channel VCSEL drivers and receivers have ultra low-power consumption and use less than 10mW to stream 1Gbps. We have also developed 10Gbps drivers and receivers for outdoor, non-temperature controlled environments that enable higher capacity in our customers’ next generation data center systems.

Broad Product Line: We have a comprehensive portfolio of products for telecommunications, data-communications, defense and industrial applications designed for speeds of 10Gbps and beyond. Our products support a wide range of data rates, protocols, transmission distances and industry standards. This wide product offering allows us to serve as a “one-stop shop” to our customers in offering them a comprehensive product arsenal, as well as allowing us to be more cost-effective as we re-utilize pre-existing design building-blocks. Our portfolio consists of the following product ranges:

•	laser and modulator drivers for 10Gbps, 40Gbps and 100Gbps applications

•	receiver amplifiers or Trans-impedance Amplifiers (TIAs) for 10Gbps, 40Gbps and 100Gbps applications

•	driver & receiver chipsets for 4 and 12 channel parallel optics applications from 3Gbps to 10Gbps

•	electro-optic modulators based on proprietary thin film polymer on silicon suitable for various 40Gbps and 100Gbps modulation schemes, such as DPSK, DQPSK and DP-QPSK

•	ultra–broadband amplifiers with flat gain response

•	Standard Cell, and Structured ASIC and Hybrid ASIC designs and manufacturing service for multiple markets offering ITAR compliance for defense applications

Power Consumption: Our designs and enabling technologies utilize efficient circuit techniques and material technology to reduce energy usage. For example, we have demonstrated a 10Gbps short-reach optical link that consumes less than 100mW across 100 meter of fiber, representing a 75% reduction over the previous generation of products.

Size Reduction: Our designs have very small footprints. Our recently announced LX8400 40Gbps TFPS modulator is nearly half the size of competing products enabling an overall smaller transponder design. Similarly, comparable solutions competing with our GX6261 40G DQPSK driver require 40% more board space. Moreover, our GX62450 100Gbps driver integrates four 28Gbps drivers into a single package thereby reducing the total system size while also improving electrical performance.

Cost Reduction: We are skilled in designing and utilizing a number of semiconductor process technologies such as indium phosphide, gallium arsenide, silicon germanium and silicon CMOS. This portfolio of technology solutions provides the flexibility to optimize the cost/performance of our products to the challenge at hand. For instance, our new portfolio of 10G, 40G and 100G TIAs were designed using silicon germanium and this enables much cheaper production costs compared with competing TIA solutions using indium phosphide. This coupled with the ability to integrate more complex logic functions into the TIA designs offer compelling value to our customers. We provide a broad portfolio of solutions that customers are now beginning to leverage to extract further volume discounts by consolidating their purchasing power on one vendor.

Integration: Our vision is to leverage our broad portfolio of products to integrate optical modulators monolithically onto our semiconductor chips. The close coupling of optical and electronic components will realize the maximum performance from both at high speeds while ensuring the smallest size and potentially lower costs. Our step-wise approach to this goal is aligned to deliver continuously more integrated products along the innovation path starting with system level going to package level on to chip level. For instance, we are currently funded by the Air Force Research Labs to develop an integrated modulator-driver capable of 200Gbps optical transmission which is seen as critical to enable lightweight, ultra-high bandwidth optical transceivers to on the road to supporting terra-scale data processing. Integrating optical modulators monolithically onto semiconductor chips coupled with innovative driver design topologies can enable implementation of a monolithic optical modulator/driver component.

Partnership: Through a deep understanding both of the system level challenges faced by our customers developing optical transponders and transceivers and of the capabilities and limitations of our technology, we are able to suggest and implement new system partitioning concepts to ease manufacturing, increase yields and reduce power and cost. For example through the addition of certain design recommendations, we are able to guide our customers to simplify system manufacturing using our novel designs.

Technology Leadership: Our products are built on a strong foundation of semiconductor and electro-optic polymer technologies supported by over 10 years of innovation and research and development experience that has resulted in more than 70 patents awarded and patent applications pending worldwide. Our technology innovation extends from the design of ultra high speed semiconductor integrated circuits, monolithic microwave integrated circuit design, multi-chip modules, electro-optic thin-film polymer materials, and optical modulator design. These areas of competence include signal integrity, thermal models, power consumption, integration of multiple ICs into sub-system multi-chip module components, and molecular science of electro-optic polymers. Our many years of experience allows us to design solutions that few companies can offer. For this reason we were selected as a partner to a Tier 1 equipment supplier to develop 100Gbps modulator drivers for the first commercially available 100Gbps systems to be launched in 2010. Additionally, the recent addition of the ASIC portfolio and team from ChipX brings competency in low cost silicon CMOS design and high volume manufacturing. This will be an important asset in the future transition of optics to consumer applications that call for low cost, high volume designs. We conduct our research both independently, through contractual relationships with U.S. government agencies and in cooperation with customers. We are committed to conduct fundamental research into the integration of electronic and electro-optic components using semiconductor and EO polymers as a source of differentiation.

Horizontal Business Model: We deploy a horizontal business model as opposed to a vertical integration model since it is our mission to serve the broad customer base in the optical communications and defense markets with best in class components. This will be driven by the system vendor end customers’ desire for continuous price reduction as volumes increase and will be enabled by the growth of capable component suppliers such as GigOptix as well as the availability of high quality electronics contract manufacturers (ECMs). We cultivate the “Virtual Vertical” model, which is based on strong relationships with ECMs and other component vendors in the supply chain with aligned objectives.

Growth Strategy

Our objective is to be the leading provider of high performance electronic and electro-optic components for the optically connected digital world, growing through both organic and strategic means. Elements of our strategy include the following:

Focus on High Growth Market Opportunities. We will continue to focus our product development resources on high growth market segments both within the markets we currently serve as well as in new markets that utilize our core technologies. We will continue to invest substantially in products for 40Gbps and 100Gbps applications and selectively target new products for the 10Gbps markets where we can sustain a differentiation. We believe high growth opportunities exist even within more established communications segments by virtue of introducing innovative device and system architectures as well as business models to disrupt the established players and value chain relationships. Outside of telecom and data communications, we are able to reuse the same designs re-characterized for RF systems used in defense applications such as phased array radar and super-computers.

Grow Customer Base. We intend to continue to broaden our strategic relationship with key customers by maximizing design wins across their product lines. We intend to continue to leverage the approved vendor status we have with these key customers to qualify our products into additional optical systems, a process which is accelerated when we have already been qualified in a customers’ systems. We are adding sales and technical support staff to better serve key customers, markets and regions. We also intend to add to our number of strategic relationships by selectively targeting certain existing customers with whom we are not yet a strategic vendor. We will expand our development efforts with these customers through initiatives including providing specialized sales and support resources, holding technology forums to align our product development effort and implementing custom manufacturing linkages.

Engage Customers Early in their Product Planning Cycle. By engaging our customers early in their system design process, we gain critical information regarding their system requirements and objectives which influences our component design. Our sales force, product marketing teams and developmental engineers engage regularly with our customers to understand their product development plans. Additionally, for certain customers, we hold periodic technology forums and technology audits so that the product development teams of our customers can interact directly with our research and development teams. Likewise, our early involvement in their system development processes also enables us to influence standards and introduce differentiated products early to market. Moreover, this dynamic interaction between ourselves and our customers provides us a significant competitive advantage, valuable insight and a close customer relationship that grows over each generation of products introduced by our customers.

Partner for Innovation. Over the past few years, we have successfully partnered with lead customers, contract manufacturers and U.S. government agencies on research and development in both our electronic components and electro-optics polymer materials. We see this as a core element of our strategy both to support the investment required to maintain our innovation as well as aligning our R&D with the future needs of industry and defense markets. In order to maintain our position at the forefront of next generation optical modules and components, we intend to continue our longstanding relationship with the U.S. government agencies such as the Defense Advanced Research Projects Agency and the Air Force Research Laboratory as well as their network of contractors. We have aligned with our partners on the long term objectives of research and development related to the integration of semiconductor and thin-film polymer modulators to address terra scale computing and communications for defense and commercial markets and we have defined multiyear projects to develop and bring these technologies to reality. Similarly we partner with leading commercial customers on developments of product required in the one to two years horizon, often sharing the investment. This again gives us the assurance of alignment to the market needs when considering the sometimes significant investment in a new development. This model has been used for our 100Gbps modulator drivers for telecom networks which was initiated in August, 2008 and has gone to commercial production this year. Other cooperative projects include a 100Gbps short reach multi-channel driver and receiver pair with a leading Japanese networking solutions provider, and an innovative ultra low power 10Gbps single channel chipset for a leading enterprise networking solutions provider in China.

Strategic Acquisitions. To augment our organic growth strategy we actively pursue acquisitions which are synergetic to our business as an efficient alternative to in-house development of technology, products or revenue. The synergies we search for include efficient extension of our product offering to strengthen our market position, enhancing of our technology base, enhancing of our revenue base, and expanding our customer base in selected markets to provide cross selling opportunities or to enhance our geographic or market segment presence. We continuously evaluate potential acquisitions against the above criteria. Our process aims to conduct a swift integration to quickly eliminate duplicate and redundant costs to ensure early accretive performance within one to two quarters. Our recent acquisition of ChipX accomplished physical and systems integration within three and six months, respectively, and during that same period reduced headcount from 55 to 15, closed a facility in Haifa, Israel and consolidated its Santa Clara, California personnel into our Palo Alto offices.

Technology and Research and Development

We utilize proprietary technology at many levels within our product development, ranging from the basic materials research that created the innovative materials we use in our thin-film polymer on silicon modulators to sophisticated integration and optimization techniques we use to design our components. We are committed to conducting fundamental research in thin-film polymer materials and manufacturing technologies. In addition, we have a proven record of successfully producticizing this research. Our technology is protected by our patent portfolio and trade secrets developed in deployments with our extensive customer base. Our leading technologies include our fundamental and unique thin-film polymer on silicon technology for optical modulation and extend through ultra broadband monolithic microwave integrated circuit (MMIC) design, multi-chip module (MCM) design, innovative ultra-low power laser driver and receiver IC design in silicon germanium, high speed analog and RF IC design, mixed signal IC design, and Structured and Hybrid ASIC infrastructure. In particular, the following technologies are central to our business:

High Speed Analog Semiconductor Design & Development. One of our key core competences is circuit design for optimal signal integrity performance in high power applications. We use a variety of semiconductor processes to implement our designs including III-V processes such as indium phosphide and gallium arsenide for higher power applications such as long reach telecom transponder. We also have expertise in low power designs in silicon germanium and CMOS silicon for use in short reach data-com and optical interconnects application and circuit design to reduce cross-talking in dense multi-channel designs.

Electro-Optic Thin-Film Polymer on Silicon (TFPS) Material. Our unique, patent-protected technology is used to lithographically form a Mach-Zehnder modulator using thin-film polymeric materials. Optical modulators are commonly used as high performance shutters to switch optical signals to apply the digital data to light stream. Our technology can support bandwidths of up to 200GHz, while the current generation of material optimized for production is used in 40GHz and 100GHz optical modulators, which are as competitive with leading 40Gbps modulators in the market. The technology has several ground-breaking characteristics as follows: it provides the fastest switching of any available technology and is effectively limited by the bandwidth of the digital control circuit up to 200Gbps bit/second rate; it is suitable for lithographic implementation to an existing semiconductor production line which facilitates both lower cost manufacturing of on-chip modulators and arrays and close proximity to the digital circuits for optimal performance; and the material operates effectively at very low temperatures which enables increased frequencies due to the absence of thermally induced noise. All of these unique advantages make the material attractive for telecom, defense and super-computing applications.

Our research and development plans are driven by customer and partner input obtained by our sales and marketing teams, through our participation in various standards bodies, and by our long-term technology and product strategies. We review research and development priorities on a regular basis and advise key customers of our progress to achieve better alignment in our product and technology planning. For new components research and development is conducted in close collaboration with our contract manufacturer partners to shorten the time to market and optimize the manufacturability of the products.

Products

We design and market products that amplify electrical signals during both the transmission (drivers) and reception (TIAs) of optical signals as well as modulate optical signals in the transmission of data. We have a comprehensive product portfolio for these markets, particularly at data rates that exceed 10Gbps. The primary target market and application for our products are optical interface modules such as line-cards, transponders and transceivers within telecom and data-communications switches and routers. These are critical blocks used in both telecom or data-communications optical communication networks from the long haul to the short reaches where the conversion of data from the electrical domain to the optical domain occurs. Our drivers amplify the input digital data stream that is used to modulate laser light either by direct modulation of the laser or by use of an external modulator that acts as a precise shutter to switch on and off light to create the optical data stream. At the other end of the optical fiber, our sensitive receiver transimpedence amplifiers (TIA) detect and amplify the small currents generated by photo-diodes converting the faint received light into an electrical current. The TIAs amplify the small current signals into a larger voltage signal that can be read by the electronics and processors in the network servers. We supply an optimized component for each type of laser, modulator and photo-diode depending upon the speed, reach and required cost. Generally, the shorter the reach is, the higher the volume, the less demanding the product specifications and the greater the pressure to reduce costs. We implement our products on a number of process technologies and have been at the forefront of extracting optimal performance from each technology to be able to address each market segment’s individual requirements in a cost effective manner. Our product portfolio is designed to cover the broad range of solutions needed in these different modules and includes the product lines described below.

Our product portfolio comprises components from 5 product lines:

1.	GX Series: Drivers and TIA devices for telecom and data-com markets

2.	HX Series: Multi-channel driver and TIA ICs for short reach data-com and optical interconnect applications

3.	LX Series: Thin-film Polymer on Silicon (TFPS) modulators for high speed telecom and defense applications

4.	iT Series: High performance Amplifiers for microwave applications in defense and instrumentation

5.	CX Series: Family of ASIC solutions for custom integrated circuit design

GX Series

The GigOptix GX Series services both the telecom and data-com markets with a broad portfolio of drivers and transimpedence amplifiers that address 10Gbps, 40Gbps and 100Gbps speeds over distances that range from 100 meters to more than 4000 kilometers. The GX Series devices are used in FiberChannel, Ethernet, SONET/SDH components and those based upon the OIF standardization.

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Within the 10G market, we have enabled many innovative solutions such as the GX3101B that enables a single TIA to address Fiberchannel, Ethernet and SONET TIA requirements at speeds ranging from 2Gbps to 14Gbps in a single solution; and due to performance and amplifier gain, also eliminates the need for a post-amplifier in the transceiver, thus resulting in a significant cost reduction and supply chain simplification by enabling one device to service a broad array of standard requirements. Moreover, we also supply the GX6155 Mach-Zehnder driver that is implemented in a ceramic package which enables both high performance electrical signals and very robust packaging and improved manufacturability.

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Within the 40G market, we have enabled significantly lower power transponder designs with our GX6261 40G DQPSK driver. This compares with competitor solutions that consume 50% more power and require 40% more real estate on the board. Both savings are significant since each 40G transponder typically requires two drivers. We also supply the GX3220, a low power 40G DQPSK TIA to amplify the received optical signals. This solution coupled with the GX6261 transponder enables customers to implement the lowest overall power transponder solution. Furthermore, we also supply the GX3440 differential amplifier that has broad bandwidth and high gain and enables single chip amplification of 40Gbps DPSK signals as small 50mVpp to 800mVpp and is used extensively in Tier 1 DPSK receivers.

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Within the 100G market, we supply a high performance monolithic driver solution for the 4x28Gbps DP-QPSK format. The GX62450 was developed in close collaboration with a Tier-1 telecom OEM and is designed to plug seamlessly between the transmission multiplexer and the Mach-Zehnder modulator to provide best in industry electrical connectivity quality. We also supply a 32Gbps TIA that is compliant with the 100G DP-QPSK standard in a dual channel configuration to enable easier manufacturing within the receiver.

HX Series

The GigOptix HX Series services the high performance computing (HPC), data-com and consumer markets with a portfolio of parallel VCSEL drivers and TIAs that address 3Gbps, 5Gbps and 10Gbps channel speeds over 100-300 meters distances in 4 and 12 channel configurations. The HX Series devices are used in proprietary HPC formats, Infiniband, Ethernet and optical HDMI components.

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Within the 3Gbps market, we supply the HXT3404 VCSEL driver and HXR3404 TIA 4 channel arrays die that enable both proprietary HPC communication and 30 to 100 meter HDMI active optical cables (AOC) in the consumer space. These HDMI AOCs are becoming more prevalent with the move to displays situated further from the signal source such as those found in in-flight entertainment systems, displays in airport and bus terminals as well as advertisement displays in shopping malls.

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Within the higher speed markets, we supply the ultralow power HXT4004/HXR4104 four channel array dies used in 40GBASE-SR4 Ethernet and 40G-IB QDR Infiniband specifications as well as the HXT4012/HXR4112 twelve channel array dies used in both 100GBASE-SR10 Ethernet and 120G-IB QDR Infiniband specification. The HXT4012/HXR4112 solution set has been demonstrated to be able to deliver 120Gbps over 100m with less than 1W of power dissipation signifying an industry leading 8mW/Gbps power link budget. Both arrays also provide superior VCSEL monitoring capabilities to the competition that is becoming more important in large datacenter deployments where there can be 1000’s to 10,000’s of cables that require remote and accurate optical link health monitoring capabilities.

LX Series

The GigOptix LX Series services the 40Gbps and above telecom market for high performance Mach-Zehnder modulators. The LX Series devices are based on our proprietary thin-film polymer on silicon (TFPS) electro-optical material technology. The technology provides significant advantages over competing technologies such as indium phosphide (InP) and lithium niobate (LN) in areas such as bandwidth, size and power consumption.

We currently offer two LX products:

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The LX8900 is the industry’s only serial 100Gbps Mach-Zehnder modulator with a bandwidth of 65GHz. It is primarily being used in emerging applications such as “Beyond 100G” optical links trials and ultra-broadband RF photonic military products.

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The LX8401 is the industry’s smallest 40G DPSK modulator device and is almost half the size of competing technology solutions while providing the same level of performance. The smaller size enables customers to reduce their transponder size considerably which in turn allows more transponders to be placed on a line-card and increases chassis port density for end customers.

We are now in the process of leveraging our new TFPS technology to enable 40G DQPSK and 100G DP-QPSK devices in market leading small form factors and at the same time leveraging our GX Series of drivers to enable a complete integrated solution set for the customer.

iT Series

The GigOptix iT Series of products leverages the high performance die and design techniques developed for the GX Series telecom and data-com drivers for related defense and instrumentation applications. We differentiate ourself in the defense and instrumentation markets by providing high gain, broadband devices that exhibit minimal ripple across the gain spectrum of the device: this ensures optimum performance. Moreover, most of our devices have only a single rail supply which both simplifies the board design and improves reliability of the system. For instance, we supply the single rail supply iT2008 high power 26GHz amplifier with a saturated output power of 1W and 1dB of ripple. This device’s performance and easy to use power up sequence has led to extensive use in military radar and satellite communication systems.

CX Series

The GigOptix CX Series of products offers the broadest portfolio of distinct paths to digital and analog mixed signal ASICs with the capability of supporting designs of up to 10M gates in technologies ranging from 0.6µ through 0.13µ. The CX Series uses our proprietary technology in Structured and Hybrid ASICs to enable a generic ASIC solution that can customized for a customer using only a few metal mask layers. This ensures fast turnaround times with significant cost advantages for customers over both FPGA and dedicated ASIC implementations. The CX Series also offers value added ASIC services including integrating proven Analog and Mixed Signal IP into designs and taking customers designs from RTL or gate-level netlist to volume production with major third party foundries. The CX Series has a significant customer base in the consumer, instrumentation, networking, medical, military and aerospace markets.

The following is a compilation of our product portfolio for optical communications:

Customers

We have a global customer base in the telecommunications, data-communications, defense and industrial electronics markets. Our customers include many of the leading network systems vendors worldwide. During 2009 we sold to major customers including Alcatel-Lucent, Cisco, CoreOptics, Emcore, Finisar, Fujitsu, Huawei, JDSU, Mitsubishi, Multiplex, Oclaro, Opnext, Source Photonics, Zarlink, ZTE, and other “Tier-One” equipment vendors in the United States, Europe and Asia, as well as leading industrial, aerospace and defense customers such as AMD, Anritsu, Avocent, Boeing, LeCroy, Miteq, National Instruments, NEL, Northrop Grumman, Raytheon and Rockwell-Collins, Rohde & Schwartz, and Teradyne.

We continue to grow our global customer base and in the year ended December 31, 2009, 24%, 49% and 27% of our revenue was generated in Asia, North America and Europe, respectively. We also keep a good balance of revenue distribution between our product lines, as in 2009 we had 24% of our revenue contributed by government contracts and 76% by product revenue.

The number of leading network systems vendors that supply the global telecommunications and data communications market is concentrated, and so, in turn, is our customer base. Additionally, Alcatel is our largest telecommunications customer representing 41% and 24% of our total revenues for the years ended December 31, 2008 and December 31, 2009, respectively.

Our customers in the industrial and commercial markets consist of a broad range of companies that design and manufacture electro-optics and high speed information management products. These include medical, industrial, test and measurement, scientific systems, printing engines for high-speed laser printers and defense and aerospace applications.

Other than Alcatel, no other telecommunications customer accounted for more than ten percent of sales for the year ended December 31, 2009.

Our other larger customers for this year, each representing more than 2% of our revenue, were ZTE, Rockwell Collins, Cisco, Boeing, Opnext, Anritsu, Avocent, CoreOptics, Finisar, Mitsubishi, Fujitsu, Source Photonics, Northrop Grumman, Teradyne, and Multiplex.

Manufacturing

Our foundry and contract manufacturing partners are located in China, Japan, the Philippines, Taiwan, and the United States. Certain of our contract manufacturing partners that assemble or produce modules are strategically located close to our customers’ contract manufacturing facilities to shorten lead times and enhance flexibility.

We follow established new product introduction processes that ensure product reliability and manufacturability by controlling when new products move from sampling stage to mass production. We have stringent quality control processes in place for both internal and contract manufacturing. We utilize manufacturing planning systems to coordinate procurement and manufacturing to our customers’ forecasts. These processes and systems help us closely coordinate with our customers, support their purchasing needs and product release plans, and streamline our supply chain.

Electronic components: Integrated circuits and multi-chip modules: For our ICs and MCMs we use an outsourced contract manufacturing model. We have a prototype manufacturing and testing facility in our Palo Alto location which is used to optimize manufacturing and test procedures to achieve internal yield and quality requirements before transferring production to our contract manufacturing partners. We develop long-term relationships with strategic contract manufacturing partners to reduce assembly costs and provide greater manufacturing flexibility. The manufacture of some products such as certain low volume, high complexity or customized multi-chip modules may remain in-house even in mass production to speed time to market and bypass manufacturing transfer costs.

For our less complex packaged chips and bare die products, we typically move new product designs directly to contract manufacturing partners. These products fit easily in a standard fabless semiconductor production flow and ramp up to much greater volumes in mass production.

Thin-film polymer on silicon (TFPS) electro-optic components: Four chemical synthesis labs within our Bothell facility are equipped with chemical hoods capable of delivering EO polymer and claddings in volumes up to kilogram batch volumes. Polymer manufacturing and development are supported by a characterization and test lab equipped with state-of-the-art equipment for measuring molecular and material properties.

Wafer fabrication is supported within the 1400 ft2 class 100 clean-room equipped with standard semiconductor processing. Wafer dicing, cleaning, and facet polishing is supported in the “back end” processing lab outside of the clean-room. Our Bothell facility is capable of supporting manufacturing and development of up to five 150mm diameter substrates/week. As volumes increase, GigOptix has identified an outsourcing partner with a 30,000 ft2 class 100 clean-room dedicated to support contract manufacturing, and is able to support high volume wafer manufacturing. Chip level screening and testing is performed in Bothell using a semi-automated fiber alignment station capable of low frequency testing of insertion loss, Vpi and extinction ratio. EO testing at the chip and package level utilizes RF equipment capable of testing modulators up to 40 GHz. Optical pig-tailing, wire bonding, and sealing are also performed in-house. Samina SCI located in Shenzhen, China has been identified as a source to support volume packaging of up to thousands of units per month.

Sales, Marketing and Technical Support

In the communications market, we primarily sell our products through our direct sales force supported by a network of manufacturer representatives and distributors. Our sales force works closely with our field application engineers, product marketing and sales operations teams in an integrated approach to address a customer’s current and future needs. We assign account managers for each strategic customer account to provide a clear interface to our customers, with some account managers responsible for multiple customers. The support provided by our field application engineers is critical in the product qualification stage. Transceiver modules, especially at 10Gbps and above, are complex products that are subject to rigorous qualification procedures of both the product and the supplier and these procedures differ from customer to customer. Also, many customers have custom requirements in addition to those defined by MSAs in order to differentiate their products and meet design constraints. Our product marketing teams interface with our customers’ product development staffs to address customization requests, collect market intelligence to define future product development, and represent us in MSAs.

For key customers, we hold periodic technology forums for their product development teams to interact directly with our research and development teams. These forums provide us insight into our customers’ longer term needs while helping our customers adjust their plans to the product advances we can deliver. Also, our customers are increasingly utilizing contract manufacturers while retaining design and key component qualification activities. As this trend matures, we continually upgrade our sales operations and manufacturing support to maximize our efficiency and flexibility and coordination with our customers.

In the industrial and commercial market, we primarily sell through a network of manufacturing representatives and distributors to address the broad range of applications and industries in which our products are used. The sales effort is managed by an internal sales team and supported by dedicated field application engineering and product marketing staff. We also sell direct to certain strategic customers. Through our customer interactions, we continually increase our knowledge of each application’s requirements and utilize this information to improve our sales effectiveness and guide product development.

Since inception, we have actively communicated the GigOptix brand worldwide through participation at trade shows and industry conferences, publication of research papers, bylined articles in trade media, and advertisements in trade publications and interactive media, interactions with industry press and analysts, press releases and our company website, as well as through print and electronic sales material.

Competition

The market for electronic and electro-optic devices is characterized by price competition, rapid technological change, short product life cycles, and global competition. While no one company competes against us in all of our product areas, our competitors range from the large, international companies offering a wide range of products to smaller companies specializing in narrow markets. Due to the increasing demands for high-speed, high-frequency components, we expect competition to increase from existing semiconductor and electro-optical modulator suppliers, in addition to the entry of new competitors to our target markets and from the internal operations of some companies producing products similar to ours for their own internal requirements.

Because some of our competitors are large public companies with longer operating histories and greater financial, technical, marketing and other resources than we do, these companies have the ability to devote greater resources to the development, promotion, sale and support of their products. For example, in the telecommunications and data-communications markets, some of our competitors have deeper relationships with prospective customers, related to wider portfolio of products they are selling to them across the board. Other competitors may also have preferential access to certain network systems vendors, or offer directly competitive products which may have better performance measures than our products. Moreover, competitors that have large market capitalizations or cash reserves may be better positioned than we are to acquire other companies in order to gain new technologies or products that may compete with our product lines. Any of these factors could give our competitors a strategic advantage. Therefore, although we believe we currently compete favorably with our competitors, we cannot assure you that we will be able to compete successfully against either current or future competitors in the future.

We believe the principal competitive factors are:

•	product performance including size, speed, operating temperature range, power consumption and reliability;

•	price to performance characteristics;

•	delivery performance and lead times;

•	time to market;

•	breadth of product solutions;

•	sales, technical and post-sales service and support;

•	sales channels; and

•	ability to drive standards and comply with new industry MSAs.

GX Products

In the telecom and data-communications segments, we compete with Triquint, Rohm, InPhi, Gennum and Vitesse. We compete with Triquint predominantly in the 10G and 100G Mach Zehnder driver space; Rohm predominantly in the 10G EML driver space; InPhi predominately in the TIA spaces and the 40G driver space; Gennum predominately in the data-communications space and Vitesse in the 10G TIA receiver space.

HX Products

In the market for PMD ICs we compete with Avago, Emcore, Zarlink and Iptronics. Avago, Emcore and Zarlink are vertically integrated transceiver module manufacturers with inhouse PMD ICs designs. These companies have comparable products to our products but have been later to market in offering a 10Gbps solutions. In addition to these companies, Iptronics also competes in this space and is a venture-funded startup specializing in parallel optical interconnect with a family of devices at 10Gbps and is a direct competitor.

LX Products

We compete with JDSU, Oclaro, Sumitomo and Fujitsu that supply lithium niobate modulators for the long haul/Metro market and more recently JDSU, Emcore and Oclaro that supply indium phosphide modulators for the Metro market. We expect that our TFPS modulators will be competitive with lithium niobate and indium phosphide products in terms of pricing and operating performance and will provide significant performance advantages in areas such as size, bandwidth and optical extinction ratio

iT Products

Our ultra-broadband amplifiers and limiters offer performance with gain flatness and low noise figures. We compete with Triquint, Hittite, Northrop Grumman (for internal use) and Mimix in this product area.

CX Products

Our ASICs compete in the custom integrated circuit industry, an industry that is intensely competitive. In the low to medium volume market, the primary competitors include Lattice Semiconductor and Actel Corporation. In the medium to high volume market, there are over 30 companies competing in this market. Companies that we compete with most often include On -Semiconductor, eSilicon, Open Silicon, Faraday, Toshiba and eASIC.

We believe that important competitive factors in the custom integrated circuit industry include: Product pricing, time-to-market, product performance, reliability and quality, power consumption, availability and functionality of predefined IP cores, inventory management, access to leading-edge process technology, track record of successful product execution and achieving first time working silicon, ability to provide excellent applications support and customer service, ability to offer a broad range of ASIC solutions to retain existing customers, and compliance with ITAR.

Patents and Other Intellectual Property Rights

We rely on patent, trademark, copyright and trade secret laws and internal controls and procedures to protect our technology. We believe that a robust technology portfolio which is assessed and refreshed periodically is an essential element of our business strategy. We believe that our success will depend in part on our ability to:

•	Obtain patent and other proprietary protection for the materials, processes and device designs that we develop;

•	Enforce and defend patents and other rights in technology, once obtained;

•	Operate without infringing the patents and proprietary rights of third parties; and

•	Preserve our company’s trade secrets.

As of April 4, 2010, we have been issued 66 patents and have 38 patent applications pending. Patents have been issued in various countries with the main concentrations in the United States. Our patent portfolio covers a broad range of intellectual property including semiconductor design and manufacturing, device packaging, module design and manufacturing, electrical circuit design, thin film polymer technology, modulator design and manufacturing. We follow well-established procedures for patenting intellectual property and have internal incentive plans to encourage the protection of new inventions. The portfolio also represents a balanced compilation of intellectual property that has been filed by the various companies we have acquired, and hence protects all of our product lines. We also license patented technology from the University of Washington. Many of the pending and issued U.S. patents have one or more corresponding internal or foreign patents or applications. Our patents will begin to expire in 2014.

We take extensive measures to protect our intellectual property rights and information. For example, every employee enters into a confidential information, non-competition and invention assignment agreement with us when they join and are reminded of their responsibilities when they leave. We also enter into and enforce a confidential information and invention assignment agreement with contractors.

We have patents and patents pending covering technologies relating to:

Polymers

•	Optical polymers and synthesis;

•	Production of polymers in commercial quantities;

•	Materials characterization and testing methods; and

•	Devices, designs and processes relating to polymers.

High-Speed Integrated Circuits

•	Circuit topology to achieve ultra large frequency bandwidth;

•	Efficient voltage control circuit for broadband high voltage drivers; and

•	Control circuit to stabilize over temperature gain control functionality.

ASICs

•	Customizable integrated circuit devices;

•	Single metal programmability in a customizable integrated circuit device;

•	Configurable cell for customizable logic array device;

•	In-Circuit device, system and method to parallelize design and verification; and

•	Method of developing application specific integrated circuit devices.

Although we believe our patent portfolio is a valuable asset, the discoveries or technologies covered by the patents, patent applications or licenses may not have commercial value. Issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop technology having effects similar or identical to our patented technology. The scope of our patents and patent applications is subject to uncertainty and competitors or other parties may obtain similar patents of uncertain scope. Other parties may discover uses for polymers or technology different from the uses covered in our patents or patent applications and these other uses may be separately patentable. Other parties may have patents covering the composition of polymers for which we have patents or patent applications covering only methods of use of these polymers.

Third parties may infringe the patents that we own or license, or claim that our potential products or related technologies infringe their patents. Any patent infringement claims that might be brought by or against our company may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, a patent infringement suit against our company could force us to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property.

We periodically evaluate our patent portfolio based on our assessment of the value of the patents and the cost of maintaining such patents, and may choose from time to time to let various patents lapse, terminate or be sold.

Employees

As of April 4, 2010, we had 82 full-time employees globally. Of the 82 employees, 74 are located in the United States and 8 in Europe. Of our 82 total employees, 43 are in research and development, 18 are in operations, 12 are in sales and marketing, and 7 are in administration.

Facilities

GigOptix has offices in three locations: Our headquarters in Palo Alto, California and design centers in Bothell, WA, and Zurich Switzerland.

Palo Alto: This location houses the corporate functions and the research and development activities for the GX and CX product lines. It also houses the prototype MCM assembly and test facilities.

Bothell WA: This is the location of our LX product line. Our Bothell, WA site is equipped with facilities to manufacture and develop EO polymer modulators starting at the material level, through wafer fabrication, chip testing, packaging, and final test.

Zurich: This location houses the wholly owned subsidiary of GigOptix, GigOptix-Helix AG. It is primarily a research and development location with some operations activities to support the HX product line.

The table below lists and describes the terms of our leased properties:

Location	Approximate Square Feet	Function	Lease Expiration Date
Palo Alto, California	17,109	Administration, Sales, Marketing, Research and Development, Operations	December 31, 2013

Zurich, Switzerland	2,724	Research and Development, Operations	December 31, 2010

Bothell, Washington	11,666	Marketing, Research and Development, Operations	March 31, 2014

Environmental

Our operations involve the use, generation and disposal of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be completely eliminated.

Legal Proceedings

We are from time to time subject to various claims and legal actions during the ordinary course of our business. We believe that there are currently no claims or legal actions that would in management’s judgment based on information currently available, have a material adverse effect on our results of operations, financial condition or cash flows.

Government Regulations

We are subject to federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. We regularly assess our compliance with environmental laws and management of environmental matters.

We are also subject to federal procurement regulations associated with its U.S. government contracts. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures as well as suspensions or prohibitions from entering into government contracts. The reporting and appropriateness of costs and expenses under our government contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. The contracts and subcontracts to which we are a party are also subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at its convenience. We are entitled to reimbursement of our allowable costs and to an allowance for earned profit if the contracts are terminated by the U.S. government for convenience.

Sales of our products and services internationally may be subject to the policies and approval of the U.S. Department of State and Department of Defense. Any international sales may also be subject to United States and foreign government regulations and procurement policies, including regulations relating to import-export control such as ITAR, investments, exchange controls and repatriation of earnings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors,” “Special Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. We assume no obligation to update the forward-looking statements or such risk factors.

Overview

We are a leading supplier of electronic and electro-optical components which enable high-speed telecommunications and data-communications networks globally. Our strategy is to apply our core technical expertise in optical, electro-optical and high speed analog technology to develop products that address high growth product and market opportunities.

The following sets forth our significant corporate and product milestones:

•	In 2007 GigOptix LLC was formed and received funding in May 2007.

•	GigOptix LLC acquired the assets of iTerra Communications LLC in July 2007 and Helix Semiconductors AG in January 2008.

•	In March 2008, GigOptix, Inc. was formed to facilitate a combination with Lumera Corporation. The combined company began trading on the OTCBB under the symbol GGOX in December 2008.

•	In November 2009 we acquired ChipX, a leading high speed analog semiconductor manufacturer specializing in Analog and Mixed Signal custom ASICs.

•	In January 2010, we announced that we had shipped our one millionth production chip for multichannel optical interconnects.

•	In March 2010, we announced that we intend to commercialize our proprietary polymer based modulator for all 40Gbps and 100Gbps modulation formats during 2010.

Key Financial Measures

Revenue

We sell substantially all of our products directly to our end customers. Revenue is recognized upon delivery of our products to our customers. We price our products based on market and competitive conditions and may periodically reduce the price of our products as market and competitive conditions change and as manufacturing costs are reduced.

Cost of Revenue and Gross Profit

Cost of Revenue. A significant portion of our cost of revenue consists of the cost of purchased wafers and assembly and test services, and is impacted by manufacturing variances such as cost and yield for assembly and test operations, test time, and package type. To a lesser extent, cost of revenue includes expenses relating to our internal operations that manage our subcontractors, which consist primarily of personnel costs and share-based compensation expense, the cost of shipping and logistics, royalties, inventory valuation charges for excess and obsolete inventory, amortization of intangible assets and warranty costs. In general, our cost of revenue associated with a particular product has declined over time as a result of decreases in wafer costs associated with the increase in the volume of wafers purchased, as well as yield improvements and assembly and test enhancements.

Gross Profit. Gross profit as a percentage of total revenue, or gross margin, has been and is expected to continue to be affected by a variety of factors, including the introduction of new products, production volume, the mix of products sold, changes in the cost and volumes of materials purchased from our suppliers, changes in labor costs, changes in overhead costs or requirements, any write-offs of excess and obsolete inventories and changes in the average selling prices of our products. Average selling prices by product typically decline as a result of periodic negotiations with our customers. We strive to increase our gross margin as we seek to manage the costs of our supply chain and increase productivity in our manufacturing processes.

Operating Expenses

Research and Development. Research and development expense consists primarily of personnel costs and share-based compensation expense for our research and development personnel, product development costs, including engineering services, development software and hardware tools, license fees, depreciation and allocated facilities expenses. We expect research and development expense to increase on an absolute basis as we enhance and expand our product offerings. We expect research and development expense to vary as a percentage of revenue as our revenue changes over time.

Sales and Marketing. Sales and marketing expense consists primarily of personnel costs and share-based compensation expense for our sales and marketing personnel, costs related to sales and marketing programs and services and allocated facilities expenses. We expect sales and marketing expense to increase on an absolute basis as we increase the number of sales and marketing professionals and our marketing activities. We expect sales and marketing expense to vary as a percentage of revenue as our revenue changes over time.

General and Administrative. General and administrative expense consists primarily of personnel costs and share-based compensation expense for our finance, human resources and information technology personnel and certain executive officers, professional services costs related to accounting, tax and legal services, depreciation and allocated facilities expenses. We expect general and administrative expense to increase on an absolute basis in the near future and to decrease as a percentage of overall revenues.

Other Income (Expense), Net

Interest income consists of income earned on our cash, cash equivalents and short-term investments.

Interest expense consists of amounts paid for interest on our short-term borrowings.

Other income (expense), net is primarily made up of the sale of assets of our Plexera Bioscience LLC subsidiary which no longer exists.

Income taxes

We conduct our business globally. To date we have not generated profits and have not been impacted by the varying tax rates in those countries in which we operate. However, to the extent we become profitable, our effective tax rate will be highly dependent upon the geographic distribution of our earnings or losses and the tax laws and regulations in each geographical region. In that case, we would expect that our income taxes will vary in relation to our profitability and the geographic distribution of our profits.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to product returns, customer incentives, bad debts, inventories, asset impairments, deferred tax assets, accrued warranty reserves, restructuring costs, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements. We also have other key accounting policies that are less subjective, and therefore, their application would not have a material impact on our reported results of operations. The following is a discussion of our critical accounting policies, as well as the estimates and judgments involved.

Revenue Recognition

Revenue from sales of optical modulator drivers and receivers, MCMS, and other products is recognized when persuasive evidence of a sales arrangement exists, transfer of title and acceptance, where applicable, occurs, the sales price is fixed or determinable and collection of the resulting receivable is reasonably assured. Revenue for product shipments is recognized upon acceptance of the product by the customer or expiration of the contractual acceptance period, after which there are no rights of return. Provisions are made for warranties at the time revenue is recorded.

Customer purchase orders are generally used to determine the existence of an arrangement. Transfer of title and risk of ownership occur based on defined terms in customer purchase orders, and generally pass to the customer upon shipment, at which point goods are delivered to a carrier. There are no formal customer acceptance terms or further obligations, outside of our standard product warranty. We assess whether the sales price is fixed or determinable based on the payment terms associated with the transaction. Collectability is assessed based primarily on the credit worthiness of the customer as determined through ongoing credit evaluations of the customer’s financial condition, as well as consideration of the customer’s payment history.

Revenue generated from engineering product development projects and the research and development cost reimbursement contracts, cost plus fixed fee type contracts, for the United States government is recorded in accordance with accounting guidance for contract accounting, using the percentage of completion method measured on a cost-incurred basis. Changes in contract performance, contract conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. In the quarter ended December 31, 2009, we recorded a reserve of $1.3 million associated with a change in estimated rates under which we could bill for the work we performed under various government contracts during fiscal 2009. Profit incentives are included in revenue when realization is assured. Losses, if any, are recognized in full as soon as identified. Losses occur when the estimated direct and indirect costs to complete the contract exceed the unrecognized revenue on the contract. We evaluate the reserve for contract losses on a contract-by-contract basis. No losses have been incurred on any contracts to date.

Contract Estimates

We estimate contract costs based on the experience of its professional researchers, the experience it has obtained in internal research efforts, and its performance on previous contracts. We believe this allows it to reasonably estimate the tasks required and the contract costs; however, there are uncertainties in estimating these costs, such as the ability to identify precisely the underlying technical issues hindering development of the technology; the ability to predict all the technical factors that may affect successful completion of the proposed tasks; and the ability to retain researchers having enough experience to complete the proposed tasks in a timely manner. Should actual costs differ materially from its estimates, we may have to adjust the timing and amount of revenue it recognizes. To date, we have mitigated the risk of failing to perform under these contracts by negotiating best efforts provisions, which do not obligate it to complete contract deliverables.

Inventories

Inventories are stated at the lower of cost or market value, with cost computed on an average-cost basis. Cost includes labor, material and overhead costs, including product and process technology costs. Determining fair market value of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories. As a result of this analysis, when fair market values are below our costs, we record a charge to cost of revenue in advance of when the inventory is scrapped or sold.

We evaluate our ending inventories for excess quantities and obsolescence on a quarterly basis. This evaluation includes analysis of historical and forecasted sales levels by product. Inventories on hand in excess of forecasted demand are provided for. In addition, we write off inventories that are considered obsolete. Obsolescence is determined from several factors, including competitiveness of product offerings, market conditions and product life cycles when determining obsolescence. Increases to the provision for excess and obsolete inventory are charged to cost of revenue. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. If this lower-cost inventory is subsequently sold, the related provision is matched to the movement of related product inventory, resulting in lower costs and higher gross margins for those products.

Our inventories include high-technology parts that may be subject to rapid technological obsolescence and which are sold in a highly competitive industry. If actual product demand or selling prices are less favorable than we estimate, we may be required to take additional inventory write-downs.

Long-Lived Assets and Intangible Assets

Long-lived assets include equipment, furniture and fixtures, leasehold improvements and intangible assets. When events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, we test for recoverability based on an estimate of undiscounted cash flows as compared to the asset’s carrying amount. If the carrying value exceeds the estimated future cash flows, the asset is considered to be impaired. The amount of impairment is measured as the difference between the carrying amount and the fair value of the impaired asset. Factors we consider important that could trigger an impairment review include continued operating losses, significant negative industry trends, significant underutilization of the assets and significant changes in the way we plan to use the assets.

The estimation of future cash flows involves numerous assumptions, which require our judgment, including, but not limited to, future use of the assets for our operations versus sale or disposal of the assets, future-selling prices for our products and future production and sales volumes. In addition, we must use our judgment in determining the groups of assets for which impairment tests are separately performed.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination and is not subject to amortization. We evaluate goodwill for impairment on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilize comparable companies’ data. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. As of December 31, 2009, we had two reporting units within our single operating segment. One reporting unit, which carries all of our goodwill, was created as a result of the acquisition of ChipX on November 9, 2009. The other reporting unit consists of our legacy business.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure and assessing temporary differences resulting from differing treatment of items, such as deferred revenues, for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We then assesse the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we establish a valuation allowance or increases this allowance in a period, we will include an additional tax provision in our consolidated statement of operations.

In June 2006, the Financial Accounting Standards Board, or FASB, issued accounting guidance which provides for a two-step approach to recognize and measure uncertain tax positions. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We adopted the provisions of this guidance effective December 9, 2008, the date of the merger with Lumera, resulting in no cumulative effect of adoption. There were no other significant adjustments during fiscal year 2008 related to our adoption of this guidance.

Stock-based Compensation

Effective January 1, 2006, we adopted accounting guidance that requires the measurement and recognition of compensation expenses for all unit-based awards to employees and directors, including employee stock options, restricted stock units and employee stock purchase rights based on their estimated fair values. Under this guidance, the benefits of tax deductions in excess of recognized compensation cost has to be reported as a financing cash flow, rather than as an operating cash flow. This may reduce future net cash flows from operations and increase future net financing cash flows.

We estimate the fair value of stock options granted using a Black-Scholes option-pricing model. This model requires the input of highly subjective assumptions, along with certain policy elections, including the options’ expected life and the price volatility of our underlying stock options. Actual volatility, expected lives, interest rates and forfeitures may be different than our assumptions, which would result in an actual value of the options being different than estimated. This fair value of stock option grants is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term—Our expected term used in the Black-Scholes valuation method represents the period that our stock options are expected to be outstanding and is derived from the historical expected terms of “guideline” companies selected based on similar industry and product focus.

Expected Volatility—Our expected volatility used in the Black-Scholes valuation method is derived from a combination of historical and implied volatility of “guideline” companies selected based on similar industry and product focus.

Expected Dividend—We have never paid dividends and currently do not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.

Risk-Free Interest Rate—We base the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury constant maturities issued with a term equivalent to the expected term of the option.

As required by the accounting guidance, we make an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. When estimating forfeitures, we consider voluntary termination behavior as well as an analysis of actual option forfeitures.

Recent Accounting Pronouncements

In April 2010, the FASB issued guidance on the recognition of revenue under the milestone method, which allows a vendor to adopt an accounting policy to recognize all of the arrangement consideration that is contingent on the achievement of a substantive milestone (milestone consideration) in the period the milestone is achieved. The pronouncement is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those years, beginning on or after June 15, 2010. The Company does not expect the adoption of ASU 2010-17 to have a significant impact on its consolidated financial statements.

In June 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”), the authoritative guidance for GAAP. The Codification, which changes the referencing of financial standards, became effective for interim and annual periods ending on or after September 15, 2009. The Codification is now the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”), and related literature. Only one level of authoritative U.S. GAAP now exists. All other literature is considered non-authoritative. The Codification does not change U.S. GAAP. We adopted the Codification during the quarter ended October 4, 2009. The adoption of the Codification did not have any substantive impact on our consolidated financial statements or related footnotes.

In April 2009, the FASB issued guidance on determining fair value when the volume and level of activity for an asset or liability has significantly decreased, and in identifying transactions that are not orderly. Based on the guidance, if an entity determines that the level of activity for an asset or liability has significantly decreased and that a transaction is not orderly, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transaction or quoted prices may be necessary to estimate fair value. The guidance was effective on a prospective basis for interim and annual periods ending after June 15, 2009. We adopted this guidance in the quarter ended July 5, 2009, and there was no material impact on our consolidated financial statements.

In April 2009, the FASB issued guidance on the recognition and presentation of other-than-temporary impairments on investments in debt securities. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: (1) the amount related to credit losses (recorded in earnings) and (2) all other amounts (recorded in other comprehensive income). This guidance was effective on a prospective basis for interim and annual periods ending after June 15, 2009. We adopted this guidance for the quarter ended July 5, 2009, and there was no material impact on our consolidated financial statements.

In December 2007, the FASB issued an accounting standard under which an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. It further requires that (1) acquisition-related costs be recognized separately from the acquisition and expensed as incurred, (2) restructuring costs generally be expensed in periods subsequent to the acquisition date, and (3) changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. In addition, acquired in-process research and development, or IPR&D, is capitalized as an indefinite intangible asset and amortized over its estimated useful life once development is complete. The adoption of this standard changed our accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009. See Note 6, Business Combinations, in the Notes to Consolidated Financial Statements for further discussion.

Results of Operations

Three Months Ended April 4, 2010 Compared to Three Months Ended April 5, 2009

Revenue

Revenue for the periods reported was as follows (in thousands, except percentages):

Revenue	Three months ended
	April 4, 2010	April 5, 2009
Product	$5,134	$2,477
Government contract	139	1,617

Total revenue	$5,273	$4,094
Increase period over period	$1,179
Percentage increase, period over period	29%

Revenue for the three months ended April 4, 2010 was $5.3 million, an increase of $1.2 million or 29% compared with $4.1 million for the three months ended April 5, 2009. The increase in revenue of $1.2 million was primarily due to an increase in product revenue of $2.7 million, which includes revenues derived from ChipX, which we acquired in November 2009, offset by a reduction in billings under government contracts of $1.5 million.

Gross Profit

Gross profit consists of revenue, less cost of revenue, which includes amortization of certain identified intangible assets. Cost of revenue consists primarily of the manufacture of saleable chips, including outsourced wafer fabrication and testing. Amortization expense of identified intangible assets, namely existing technology, is presented within cost of revenue, as the intangible assets were determined to be directly attributable to revenue generating activities.

Cost of revenue and gross profit for the periods presented was as follows (in thousands, except percentages):

Cost of Revenue	Three months ended
	April 4, 2010	April 5, 2009
Product	$2,601	$1,160
Government contract	94	580

Total cost of revenue	$2,695	$1,740
Percentage of revenue	51%	43%
Increase in cost of revenue period over period	$955
Percentage increase in cost of revenue, period over period	55%

Gross Profit	Three months ended
	April 4, 2010	April 5, 2009
Product	$2,533	$1,317
Government contract	45	1,037

Total gross profit	$2,578	$2,354
Gross margin	49%	57%
Increase in gross profit, period over period	$224
Percentage increase in gross profit, period over period	10%

Gross profit for the three months ended April 4, 2010 was $2.6 million, or 49% of revenue, an increase of $224,000 or 10% as compared to a gross profit of $2.4 million, or 57% of revenue, for the three months ended April 5, 2009. The increase in gross profit in Q1 2010 from Q1 2009 is due to the $1.2 million increase in revenue, which results primarily from our acquisition of ChipX. The decrease in gross margin results primarily from a $1.5 million decrease in government billings which normally carry a high margin percentage compared to product revenue.

Research and Development Expense

Research and development expenses are expensed as incurred. Research and development costs consist primarily of consulting and engineering design, non-capitalized tools and equipment, equipment depreciation and employee compensation.

Research and development expense for the periods presented was as follows (in thousands, except percentages):

	Three months ended
	April 4, 2010	April 5, 2009
Research and development expense	$2,080	$1,499
Percentage of revenue	39%	37%
Increase, period over period	$581
Percentage increase period over period	39%

Research and development expense for the three months ended April 4, 2010 was $2.1 million compared to $1.5 million for the three months ended April 5, 2009, an increase of $581,000 or 39%. The increase in research and development expense primarily resulted from increased spending associated with the acquisition of ChipX as well as certain costs being classified as R&D resulting from reduced government billings. R&D expenditures that are directly related to government projects are classified as cost of revenue against those government contracts; resources that are not being applied to government contracts are charged to R&D expense.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist primarily of salaries and benefits for management, marketing and administration personnel, as well as fees for consultants.

Selling, general and administrative expense for the periods presented was as follows (in thousands, except percentages):

	Three months ended
	April 4, 2010	April 5, 2009
Selling, general and administrative expense	$2,134	$2,285
Percentage of revenue	40%	56%
Decrease period over period	$(151)
Percentage decrease, period over period	(7)%

Selling, general and administrative expense for the three months ended April 4, 2010 was $2.1 million compared to $2.3 million for the three months ended April 5, 2009, a decrease of $151,000 or 7%. This decrease is primarily due to reduced professional fees, including legal, accounting and auditing services.

Restructuring Expense

Restructuring expense for the periods presented was as follows (in thousands):

	Three months ended,
	April 4, 2010	April 5, 2009
Restructuring expense	$428	$—

During the three months ended April 4, 2010 the Company decided to close its R&D design center in Haifa, Israel which was acquired as part of the merger with ChipX in 2009. The Company took a restructuring charge of $428,000 to account for employee severance of $196,000, future facility rent expense of $61,000 for the remainder of the lease term through the end of fiscal 2010, a write-down of fixed assets of $121,000, and accounting and legal expenses of $50,000. All cash payments will occur during fiscal 2010.

Other Expense, Net and Interest Expense, Net

Other expense, net and interest expense, net for the periods presented were as follows (in thousands, except percentages):

	Three months ended
	April 4, 2010	April 5, 2009
Interest income (expense), net	$(110)	$2
Other income (expense), net	(13)	336

Total	$(123)	$338

Interest income (expense), net for the three months ended April 4, 2010 changed by $112,000 as compared to the three months ended April 5, 2009. The increase is driven by $26,000 resulting from the amortization of the discount on the Bridge Bank loan, $49,000 resulting from a capital lease for CAD tools, and the remaining $37,000 resulting from interest expense incurred as a result of borrowings with Bridge Bank and Agility Capital. Other income (expense), net changed by approximately $349,000, primarily due to the Q1 2009 sale of the assets of Plexera Bioscience LLC. The assets were sold “as is” to Plexera, LLC, a newly formed company, for $300,000 and we recorded a gain of $300,000 which was included in “Other income (expense), net” for the three months ending April 5, 2009. We have not received any further consideration from the sale of the Plexera assets as of April 4, 2010.

Benefit from Income Taxes

The benefit from income taxes was $0 and $77,000 for the three months ended April 4, 2010 and April 5, 2009, respectively. The effective tax rate was 0% and 7% for the three months ended April 4, 2010 and April 5, 2009, respectively. The income tax provision during the three months ended April 4, 2010 was due to losses in all tax jurisdictions, except Switzerland, and full valuation allowance against such losses. The benefit from income taxes during the three months ended April 5,2009 was primarily due to losses in our Swiss subsidiary.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Revenue

Revenue for the periods reported was as follows (in thousands, except percentages):

	Years ended December 31,
	2009	2008
Product	$11,290	$9,411
Government contract	4,811	244
Effect of change in estimated billing rates under government contracts	(1,275)	—

Total revenue	$14,826	$9,655
Increase, period over period	$5,171
Percentage increase, period over period	54%

Revenue for the year ended December 31, 2009 was $14.8 million, an increase of $5.2 million or 54% compared with $9.7 million for the year ended December 31, 2008. The increase in revenue was a result of the benefit we received from key transactions, including the merger with Lumera in December 2008, which contributed government contract revenue in 2009 of $4.8 million and the acquisition of ChipX in November 2009, which contributed product revenue of $2.1 million for the period from the date of its acquisition on November 9, 2009 through the end of our fiscal year. These increases were offset by a change in the estimated billing rates used under government contracts, resulting in a reduction in revenue of $1.3 million.

Gross Profit

Gross profit consists of revenue, less cost of revenue, which includes amortization of certain identified intangible assets. Cost of revenue consists primarily of the manufacture of saleable chips, including outsourced wafer fabrication and testing. Amortization expense of identified intangible assets, namely existing technology, is presented within of cost of revenue, as the intangible assets were determined to be directly attributable to revenue generating activities.

Cost of revenue and gross profit for the periods presented was as follows (in thousands, except percentages):

	Years ended December 31,
Cost of Revenue	2009	2008
Product	$5,996	$3,651
Government contract	2,137	116

Total cost of revenue	$8,133	$3,767
Percentage of revenue	55%	39%
Increase in cost of revenue, period over period	$4,366
Percentage increase in cost of revenue, period over period	116%

	Years ended December 31,
Gross Profit	2009	2008
Product	$5,294	$5,760
Government contract	1,399	128

Total gross profit	$6,693	$5,888
Gross margin	45%	61%
Increase in gross profit, period over period	$805
Percentage increase in gross profit, period over period	14%

Gross profit for the year ended December 31, 2009 was $6.7 million, or 45% of revenue, an increase of $0.8 million or 14% as compared to a gross profit of $5.9 million, or 61% of revenue, for the year ended December 31, 2008. The decrease in gross profit in 2009 from 2008 is due primarily to the effect of the change in estimated government contract billing rates, impairments of intangible assets totaling $0.4 million relating to existing technology and customer relationships arising from the Helix acquisition, inventory reserves of $0.3 million and the effect of the sale of lower margin products resulting from the acquisition of ChipX.

Research and Development Expense

Research and development expenses are expensed as incurred. Research and development costs consist primarily of consulting and engineering design, non-capitalized tools and equipment, equipment depreciation and employee compensation.

Research and development expense for the periods presented was as follows (in thousands, except percentages):

	Years ended December 31,
	2009	2008
Research and development expense	$6,264	$4,369
Percentage of revenue	42%	45%
Increase, period over period	$1,895
Percentage increase, period over period	43%

Research and development expense for the year ended December 31, 2009 was $6.3 million compared to $4.4 million for the year ended December 31, 2008, an increase of $1.9 million or 43%. The increase in research and development expense primarily resulted from costs associated with the results for Lumera for all of 2009 and spending associated with the acquisition of ChipX.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist primarily of salaries and benefits for management, marketing and administration personnel, as well as fees for consultants.

Selling, general and administrative expense for the periods presented was as follows (in thousands, except percentages):

	Years ended December 31,
	2009	2008
Selling, general and administrative expense	$9,922	$8,131
Percentage of revenue	67%	84%
Increase, period over period	$1,791
Percentage increase, period over period	22%

Selling, general and administrative expense for the year ended December 31, 2009 was $9.9 million compared to $8.1 million for the year ended December 31, 2008, an increase of $1.8 million or 22%. This increase is primarily due to professional fees, including legal, accounting and auditing services, of $1.2 million associated with the acquisition of ChipX and $0.8 million for severance related costs also associated with the ChipX transaction.

Restructuring expense

Restructuring expense for the periods presented was as follows (in thousands):

	Years ended December 31,
	2009	2008
Restructuring expense	$884	$—

In December 2009, we adopted a plan to reduce the size of our facilities in Bothell, Washington, from approximately 32,000 square feet to approximately 12,000 square feet and took a restructuring charge of $0.5 million to reflect the proportionate share of remaining lease expense we will incur for the unoccupied space of the facility and costs associated with improvements needed to segregate the facility. The existing lease on the facility expires in March 2011. Although we have made available for sub-lease approximately 20,000 square feet, we do not anticipate that we will receive any sub-lease income associated with this space prior to the lease expiration. Approximately $0.4 million will be paid out in 2010 with the balance to be paid in 2011.

In October 2009, in anticipation of its acquisition by us, ChipX incurred severance costs of $0.4 million in connection with a reduction in its work force. We recognized this expense in our consolidated statement of operations after the acquisition date as a restructuring expense. All amounts were paid prior to December 31, 2009.

Acquired In-Process Research and Development

Acquired in-process research and development for the periods presented was as follows (in thousands):

	Years ended December 31,
	2009	2008
Acquired in-process research and development	$—	$716

In connection with the acquisition of Helix in January 2008, we allocated approximately $319,000 of the purchase price to acquired in-process research and development expense, or IPR&D. The amount allocated to IPR&D was immediately expensed in the period the acquisition was completed, as the associated project had not yet reached technological feasibility and no future alternative uses existed for the technology. Acquired IPR&D relates to projects under development associated with Helix’ 10Gbps VCSEL driver chip and 4-channel transimpedance amplifiers. The preliminary value assigned to acquired IPR&D was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased technology into commercially viable products, estimating resulting net cash flows from the projects when completed and discounting net cash flows to present value. The fair value of acquired IPR&D was determined using the income approach, which discounts expected cash flows to present value. At the date of acquisition, the projects under development were determined to be 30% complete, with net cash flows from the projects expected to commence in 2009. These projects were completed in 2009.

In connection with the merger with Lumera in December 2008, we allocated approximately $397,000 of the purchase price to acquired IPR&D. Lumera was designing electro-optic components, specifically optical modulators, which will be used in high-speed optical networking and optical transmission applications. Lumera is working with certain telecommunication and networking companies as well as the U.S. Department of Defense and government contractors to develop commercially viable electro-optic devices. While Lumera has made substantial progress in developing the products and shipped samples to various customers, there are still significant technical, production, and commercialization challenges which Lumera must overcome to bring the products to market. For the technology under development, we analyzed the stage of completion based on discussions with Lumera’s management about the accumulated costs incurred through the valuation date, costs required to complete the projects, time required to compete the projects, and an estimate of technical milestones remaining. The discounted cash flow model was used to value the IPR&D at fair value of $2.2 million which was decreased by an allocation of negative goodwill in the amount of $1.8 million resulting in $397,000 as the recorded fair value. See Note 6, Business Combinations, in the Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2009, for further discussion. Since the development projects as of the date of the acquisition had yet to be proven technically and commercially viable, we had no alternative future use for the IPR&D. As such, the IPR&D was expensed in the year ended December 31, 2008.

Other Income (Expense), Net and Interest Expense, Net

Other income (expense), net and interest expense, net for the periods presented were as follows (in thousands):

	Years ended December 31,
	2009	2008
Interest expense, net	$(68)	$(394)
Other income (expense), net	335	(116)

Total	$267	$(510)

Interest expense, net for the year ended December 31, 2009 decreased by $326,000 as compared to the year ended December 31, 2008, of which $280,000 of the decrease is associated with the impact attributable to the convertible promissory notes to Stellar Technologies LLC, which were converted in August 2008. Other income (expense), net changed by $451,000, primarily due to the sale of the assets of our Plexera Bioscience LLC subsidiary, including all patents and trademarks related to the Plexera business, on February 17, 2009. The assets were sold “as is” to Plexera, LLC, a newly formed company, for $300,000 and we recorded a gain of $300,000 which is included in “Other income (expense), net.” We do not expect to receive any further consideration from the sale of the Plexera assets.

Benefit from Income Taxes

The benefit from income taxes was approximately $69,000 in the year ended December 31, 2009, and approximately $144,000 in the year ended December 31, 2008. The effective tax rate was 0.68% and 1.84% for the years ended December 31, 2009 and 2008, respectively. The benefit from income taxes during fiscal years 2009 and 2008 relates to the amortization of a deferred tax liability, established upon the acquisition of our Swiss subsidiary in 2008, partially offset in 2009 by current taxes payable related to a foreign subsidiary.

Liquidity and Capital Resources

Cash and cash equivalents and cash flow data for the periods presented were as follows (in thousands):

	April 4, 2010	December 31, 2009
Cash and cash equivalents	$1,719	$3,583

	Three months ended
	April 4, 2010	April 5, 2009
Net cash used in operating activities	$(1,966)	$(2,058)
Net cash provided by (used in) investing activities	$(37)	$134
Net cash provided by (used in) financing activities	$187	$(300)

On April 23, 2010, we entered into a loan and security agreement with Silicon Valley Bank. Pursuant to the loan and security agreement, we are entitled to borrow through a revolving loan facility from Silicon Valley Bank up to $3.0 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on our eligible accounts as determined by Silicon Valley Bank. Interest on extensions of credit under the revolving loan is equal to the prime rate of Silicon Valley Bank, which is currently 4.0% per annum, plus 1.50% per annum (the “Applicable Rate”). In addition, a monthly collateral handling fee of 0.30% per each gross financed account receivable shall apply (“Collateral Handing Fee”). Notwithstanding the foregoing, if we achieve certain quarterly financial performance targets as stated in the loan and security agreement, the Applicable Rate and the Collateral Handling Fee shall be reduced to the prime rate of Silicon Valley Bank plus 1.0% per annum and 0.20% respectively. The revolving loan was used to replace our revolving accounts receivable credit line with Bridge Bank which is discussed below. With the initial funding by Silicon Valley Bank of the revolving loan, we terminated our loan and security agreement with Bridge Bank as having been fully performed.

Pursuant to the loan and security agreement, Silicon Valley Bank also is making available a term loan in an amount up to $400,000, subject to the satisfaction of terms and conditions of the loan and security agreement, which can be drawn down one time for the purpose of refinancing our outstanding obligations to Agility Capital (we previously disclosed these obligations to Agility Capital on our Current Report on Form 8-K filed on February 4, 2010). The term loan is repayable in eighteen equal monthly installments and interest is fixed at a rate per annum equal to 9.00%. With the funding by Silicon Valley Bank of the Term Loan, we terminated our loan agreement with Agility Capital.

The loan and security agreement with Silicon Valley Bank is secured by all of our assets, including all accounts, equipment, inventory, receivables, and intangibles.

In November 2009, we entered into a loan and security agreement with Bridge Bank under which we could borrow up to $4,000,000, based on net eligible accounts receivable. Borrowings under the line of credit bore interest at the bank’s prime rate plus 2.50% (6.50% as of December 31, 2009), provided that in no event would the prime rate be less than 4.0%. Borrowings under the line were collateralized by a security interest in all of our assets. At December 31, 2009, the amount outstanding under the line of credit was approximately $1.5 million, which is classified within current liabilities.

On January 29, 2010, the Company, entered into a loan agreement for a secured line of credit facility (“Secured Credit Facility”) with Agility Capital, LLC (“Agility Capital”) to pay for transaction expenses incurred by the Company in its acquisition of ChipX. The Secured Credit Facility provides that the Company may borrow one advance of up to $500,000 and has a maturity date of December 1, 2010. Borrowings will bear interest at 14.0% per annum. Beginning March 1, 2010, and on the first day of each month thereafter, $50,000 plus accrued but unpaid interest is to be paid to Agility Capital, and all amounts outstanding on December 1, 2010 are due and payable at that time. In the event of a default, the interest rate will be increased to 5.0% above the rate that would otherwise apply, and in addition, Agility will receive a fee of $5,000, with an additional fee of $5,000 on each thirtieth day thereafter for so long as the event of default continues.

If we experience sufficient declines in sales for which we cannot compensate, we may have difficulty complying with the financial covenants under our loan and security agreement with Silicon Valley Bank. A failure to comply with the covenants contained in our loan and security agreement could result in an event of default under the agreement which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations.

We have incurred negative cash flows from operations since inception. For the years ended December 31, 2009 and 2008, we incurred net losses of $10.0 million and $7.7 million, respectively, and cash outflows from operations of $3.8 million and $6.7 million respectively. As of December 31, 2009 and 2008, we had an accumulated deficit of $69.0 million and $59.0 million, respectively. We do not expect to generate sufficient cash needed to finance our anticipated operations for the foreseeable future from such operations. Accordingly, we will need to seek funding through public or private financings, including equity financings, and through other arrangements including collaborations. We could require additional financing sooner than expected if we have poor financial results, including unanticipated expenses, or an unanticipated drop in projected revenues. Such financing may be unavailable when needed or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include a possible sale or shutdown of portions of the business, reductions in capital expenditures and reductions in staff and discretionary costs.

Operating Activities.

Operating activities used cash of $2.0 million in the three months ended April 4, 2010. This resulted from a net loss of $2.2 million, increases in inventories, prepaids and other current assets totaling $77,000, and decreases in accounts payable and accrued liabilities of $1.3 million. These uses were partially offset by the following non-cash expenses: depreciation and amortization of $775,000, stock based compensation of $304,000, a fixed asset writedown of $121,000, an increase in inventory reserves of $19,000, the amortization of an acquisition related payment of $150,000 and the amortization of discount on loan of $48,000.

Operating activities used cash of $2.1 million in the three months ended April 5, 2009. This resulted from a net loss of $1.0 million, increases in current and other assets of $762,000, decreases in accounts payable and other liabilities of $496,000, a gain on the sale of assets of $300,000, and deferred taxes of $37,000. These uses were offset by non cash expenses for depreciation and amortization and stock based compensation of $237,000 and $140,000, respectively.

Investing Activities.

Net cash used in investing activities for the three months ended April 4, 2010 was $37,000 and consisted of purchases of fixed assets.

Net cash provided by investing activities for the three months ended April 5, 2009 was $134,000 and consisted of $300,000 of proceeds received from the sale of Plexera assets offset by fixed asset purchases of $166,000.

Financing Activities.

Net cash provided by financing activities was $187,000 during the three months ended April 4, 2010 and consisted of $47,000 in proceeds from the issuance of common stock and warrants and proceeds of $500,000 from a short-term loan with Agility Capital. These proceeds were offset by repayments under the Bridge Bank line of credit of $259,000, a partial repayment of the Agility loan of $50,000 and a payment under a capital lease of $51,000.

Net cash used by financing activities during the three months ended April 5, 2009 was $300,000 and consisted solely of net repayment of the line of credit with Silicon Valley Bank.

We have incurred significant losses since inception, attributable to our efforts to design and commercialize our products. We have managed our liquidity during this time through a series of cost reduction initiatives and through increasing our line of credit with our bank. Our ability to continue as a going concern is dependent on many events outside of our direct control, including, among other things; obtaining additional financing either privately or through public markets and consumers’ purchasing our products in substantially higher volumes. Our significant recent operating losses and negative cash flows, among other factors, raise substantial doubt as to our ability to continue as a going concern.

Off-Balance Sheet Arrangements

GigOptix does not use off-balance-sheet arrangements with unconsolidated entities or related parties, nor does GigOptix use other forms of off-balance-sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, GigOptix is not exposed to any financing or other risks that could arise if we had such relationships.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock on April 30, 2010;

•	each of our named executive officers and directors; and

•	all our executive officers and current directors, as a group.

	Beneficial Ownership of Our Common Stock as of April 30, 2010 (1)
	Shares	Percent of Class
5% Stockholders
DBSI, Inc. (2)	2,375,634	23.73%
Arjesan I Limited Partnership (3)	578,986	6.05%
National Instruments Corporation (4)	1,066,270	11.40%
VantagePoint Venture Associates IV, L.L.C. (5)	699,828	7.49%
Elron Electronic Industries, Ltd. (6)	774,026	8.28%
Directors
C. James Judson (7)	49,375	*
Kimberly D.C. Trapp (7)	33,251	*
Dr. Joseph J. Vallner (7)	42,781	*
Neil J. Miotto (7)	35,500	*
Named Executive Officers
Dr. Avi Katz (7)	434,075	4.44%
Andrea Betti-Berutto (7)	224,906	2.35%
Julie Tipton (7)	82,058	*
All current directors and executive officers as a group (8 persons)	901,946	8.80%

*	Represents less than 1% of our outstanding common stock.
(1)	Beneficial ownership is based upon 9,349,339 shares of our common stock outstanding as of April 30, 2010. Except as otherwise noted, each of the persons set forth below has sole voting power and sole investment power with respect to the shares set forth opposite such person’s name. Unless otherwise indicated, each person’s address is c/o GigOptix, Inc., 2300 Geng Road, Suite 250, Palo Alto, California 94303. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of April 30, 2010, we treat the common stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate that stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(2)	According to a Schedule 13D filed with the SEC on December 23, 2008, there are 742,549 shares held directly by iTerra Communications LLC (“iTerra”) and 972,612 shares held directly and 660,473 shares subject to a warrant held by Stellar Technologies LLC (“Stellar”), all of which the Schedule 13D states may be deemed to be beneficially owned by Douglas Swenson, DBSI, Inc. (“DBSI”) and DBSI Investments Limited Partnership (“DBSI Investments”). Stellar is the managing member of iTerra and is principally owned by DBSI Investments. Mr. Swenson is a general partner of DBSI Investments. DBSI holds the principal partner's interest in DBSI Investments, but we were informed that DBSI is currently in Chapter 11 bankruptcy proceedings (but not iTerra, Stellar or DBSI Investments) and that a Chapter 11 trustee was appointed by the bankruptcy court effective on August 31, 2009, at which date Mr. Swenson ceased to be the President of DBSI. We are uncertain the extent to which Mr. Swenson or DBSI is in a control position of DBSI Investments, and on that basis, is informed only that Mr. Swenson, DBSI Investments and DBSI (through the trustee) share voting and dispositive power over 2,375,634 shares. iTerra and Stellar share voting and dispositive power over all of the shares that each entity directly owns. The address for DBSI is 1550 S. Tech Lane, Meridian, Idaho 83642.
(3)	Includes 361,866 shares and a warrant to purchase 217,120 shares. According to the Schedule 13D filed with the SEC on December 19, 2008, Arjesan I Limited Partnership, Lionica Corporation and Mr. Leo Lax share voting and dispositive power over 578,986 shares. Mr. Lax is the President of Lionica Corporation, which is the general partner of Arjesan I Limited Partnership. The address for Arjesan I Limited Partnership is 33 Hansen Avenue, Kanata, Ontario K2K 2C8 Canada.
(4)	The information as to National Instruments Corporation is derived from a Schedule 13D filed with the SEC on November 19, 2009.

(5)	The information as to VantagePoint Venture Associates, IV L.L.C. is derived from a Schedule 13G filed with the SEC on November 19, 2009. VantagePoint Venture IV, L.L.C. is the general partner for VantagePoint Venture Partners IV (Q), L.P., which beneficial owns 634,046 shares, VantagePoint Venture Partners IV, L.P. which beneficial owns 63,474 shares, and VantagePoint Venture Partners Principals Fund, L.P., which owns 2,308 shares. Messrs, James Marver and Alan Salzman are the managing members of VantagePoint Venture Associates IV, L.L.C. VantagePoint Venture Associates IV, L.L.C, Mr. Marver and Mr. Salzman each disclaim beneficial ownership of such shares. The address for VantagePoint Venture Associates, IV L.L.C. is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.
(6)	According to a Schedule 13D filed with the SEC on November 19, 2009, by reason of Discount Investment Corporation Ltd. (“DIC”)’s 49% ownership (directly and through wholly owned subsidiaries) of the outstanding shares of Elron Electronic Industries Ltd. (“Elron”), DIC may be deemed a beneficial owner of, and may exercise voting or dispositive power with respect to, the shares held by Elron. DIC is controlled by IDB Development Corporation Ltd (“IDB Development”), a wholly owned subsidiary of IDB Holding Corporation Ltd. (“IDB Holding”). Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat (the “Reporting Persons”), through private companies controlled by them, are shareholders of IDB Holding and through their privately owned companies have entered into a Shareholders Agreement for the purpose of maintaining and exercising control of IDB Holding as one single group of shareholders. IDB Development, IDB Holding, and each of the Reporting Persons may be deemed beneficial owners of, and may exercise voting or dispositive power with respect to, the shares held by Elron. Each Reporting Person disclaims beneficial ownership of all of the shares held by Elron. The address for Elron is Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.
(7)	Includes options to purchase shares of common stock exercisable within 60 days of April 30, 2010 as follows: 48,125 for Mr. Judson; 35,251 for Ms. Trapp; 41,249 for Dr. Vallner; 35,500 for Mr. Miotto; 397,027 for Dr. Katz; 202,006 for Mr. Betti-Berutto and 74,657 for Ms. Julie Tipton. Also includes warrants to purchase shares of common stock exercisable within 60 days of April 30, 2010 as follows: 22,900 for Mr. Betti-Berutto; 6,151 for Ms. Tipton and 37,048 for Dr. Katz.

MANAGEMENT

Directors and Executive Officers

The table below sets forth information regarding the members of our board of directors and non-director executive officers as of March 31, 2010. Our certificate of incorporation divides the board of directors into three classes with overlapping three year terms. One class is elected each year at the annual meeting of stockholders, and the classes are to be as nearly equal in number as possible. Each director holds office until his or her successor is duly qualified. The board of directors and executive officers of the company are as follows:

Name	Age	Position	Director Since
Dr. Avi Katz	51	Chairman of the board of directors, Chief Executive Officer and President	2008
Ronald K. Shelton	48	Senior Vice President and Chief Financial Officer
Andrea Betti-Berutto	45	Senior Vice President and Chief Technical Officer
Julie Tipton	46	Senior Vice President of Operations
Kimberly D.C. Trapp	51	Director	2008
Neil J. Miotto	63	Director	2008
C. James Judson	65	Director	2008
Dr. Joseph J. Vallner	61	Director	2008

Dr. Avi Katz served as Chief Executive Officer, President, and chairman of the board of directors of GigOptix LLC and GigOptix Inc. since he co-founded the companies in July 2007 and through its merger with Lumera Corporation in December 2008, respectively. Dr. Katz also served as a board member, Chief Executive Officer and President of iTerra Communications LLC, the predecessor to GigOptix LLC, from April 2007 until October 2007. Dr. Katz also serves as the chairman of the board of directors of GigOptix-Helix AG and GigOptix Israel Ltd. From April 2006 to April 2007, he was the Corporate Development executive with Symphony Services Corp., and a Managing Partner and Chairman of APU-Global, a technology consulting company, which he founded in 2005. Dr. Katz was the Chief Executive Officer, President and a board member of Intransa, Inc., a provider of storage area network (SAN) over the IP systems, from 2003 to 2005, and was the Chief Executive Officer, President and a board member of Equator Technologies, Inc., a fabless semiconductor company, from 2000 to 2003. He holds numerous U.S. and international patents, has published about 300 technical papers and is the editor of a number of technical books. Dr. Katz received his Ph.D. in materials engineering and a B.S. in engineering from Technion-IIT, Israel, and is a graduate of the Israeli Naval Academy. As our co-founder, and the CEO since the inception, Dr. Katz has the benefit of understanding our complete history. This background, together with his extensive executive experience and exceptional technical skills, make Dr. Katz uniquely qualified to serve on our board of directors.

Ronald K. Shelton has served as our Chief Financial Officer since December 2009, and in March 2010, was named our Senior Vice President and Chief Financial Officer. Mr. Shelton had previously served as a Consultant for Imara Corporation, a lithium-ion battery company, in 2009 and a Consultant and Acting Chief Financial Officer for IML Inc., a leading supplier of power management products for the TFT LCD market, from 2007 to 2008. Prior to that, Mr. Shelton served as Senior Vice President and Chief Financial Officer of Alien Technology Corporation, a company specializing in emerging radio frequency identification products, from 2005 to 2006 and as Chief Financial Officer of Alliance Semiconductor Corporation, a provider of analog and mixed signal products and high-performance memory products, from 2002 to 2005. Mr. Shelton has also previously served as Chief Financial Officer of Cirrus Logic, Lara Technology and EmpowerTel Networks. Mr. Shelton received his B.A. degree in economics from Stanford University.

Andrea Betti-Berutto is our Senior Vice President and Chief Technical Officer and has served as our Chief Technical Officer since the inception of GigOptix LLC in July 2007. Mr. Betti-Berutto was a co-founder of GigOptix LLC’s predecessor company, iTerra Communications, LLC, where he served in a variety of capacities from 2000 until July 2007. He also co-founded GigOptix LLC in July 2008. He has more than 16 years of experience in the design of Integrated Circuits (IC) and multichip modules for microwave, millimeter-wave, and RF applications. He is the author of several publications in technical journals in the area of power amplifiers, high-speed ICs, and broadband design for lightwave applications. Mr. Betti-Berutto received his M.S. degree in electrical engineering from the University of Rome “La Sapienza”.

Julie Tipton serves as our Senior Vice President of Operations since March 2010 following her tenure as our Vice President of Marketing since the inception of GigOptix LLC in July 2007. Previously, Ms. Tipton held numerous management positions at NXP Semiconductors and its predecessor, Philips Semiconductors, predominantly developing and marketing IC solutions for the consumer and mobile telephony segments from September 1985 until June 2007. She was most recently General Manager for Mobile Wireless LAN product line responsible for P&L. Her other positions at the company included Director of Operations for Business Line Connectivity, General Manager of Networking ASICs product line, Vice President and General Manager of Digital Video Interactive product line, Business Development Manager for Consumer ICs North America, and International Product Marketing Manager for Teletext ICs. Ms. Tipton received her BS degree in physics with electronics from the University of Kent at Canterbury and a Diploma in Marketing from Chartered Institute of Marketing, both in England.

Kimberly D.C. Trapp has served on our board of directors since December 2008. She previously served as a director of Lumera Corporation from October 2006 and a director of GigOptix LLC from October 2007 until the merger of the two companies in December 2008. Since February 2003, she has been an Industry Liaison Officer for the Center of Optical Technologies at Lehigh University, which advances the research and application of optical and electro-optic technologies. The Center has more than 45 industry liaison members and joint partners, has obtained more than $95 million in funding since 2001, and has recently opened The Smith Family Laboratory for Optical Technologies. Prior to joining Lehigh University, Ms. Trapp spent 23 years in the telecommunications industry, her last position being Director of Marketing Operations for the Agere Systems Optotectronics Business. Ms. Trapp received her B.S. degree in chemistry from Purdue University, her M.S. degree in inorganic chemistry from Fairleigh Dickinson University, and has completed an MBA program. From her experience in the industry, Ms. Trapp brings a tremendous amount of technical expertise, especially in the area of optical and electro-optic technologies, that we believe makes her well qualified to sit on our board of directors.

Neil J. Miotto has served on our board of directors since December 2008. He is a retired assurance partner of KPMG LLP, where he was a partner for twenty-seven years until his retirement in September 2006. While at KPMG, Mr. Miotto also served as an SEC reviewing partner. He is a member of American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York. Mr. Miotto is a member of the board of directors of Micrel Inc., where he serves on the Audit Committee and Nominating/Corporate Governance Committee. We believe that Mr. Miotto’s extensive experience with public companies and financial accounting matters makes him well-qualified to be on our board of directors.

C. James Judson has served on our board of directors since December 2008. Until its merger with GigOptix LLC in December 2008, Mr. Judson had served as a director of Lumera Corporation since August 2004 and as chairman of its board of directors since March 2007. In 1995, Mr. Judson co-founded Eagle River Investments, LLC, a Kirkland-based venture capital fund focused on communications. Since 1975, Mr. Judson has been a business law partner at Davis Wright Tremaine in Seattle. Mr. Judson has a B.A. from Stanford University in economics and an L.L.B. from Stanford Law School. Mr. Judson currently serves as a director of Garrett and Ring Management Inc., Port Blakely Tree Farms, L.P., The Joshua Green Corporation, Sonata Capital, Airbiquity, Welco Lumber, Eden Rock Communications, Opanga and TSK America Co., Ltd. We believe Mr. Judson is well qualified to be on our board due to his leadership skills as evidenced by his significant entrepreneurial expertise, his extensive board memberships and more than 40 years of corporate legal practice providing representation to both large and small companies.

Dr. Joseph J. Vallner has served on our board of directors since December 2008. Until its merger with GigOptix LLC in December 2008, Dr. Vallner had served as Interim Chief Executive Officer of Lumera Corporation since August 2007, and as a director since June 2006. From November 2006 until July 2007, Dr. Vallner was President and Chief Executive Officer of Capnia, Incorporated, a private company developing novel therapeutic products using its proprietary medical gas delivery system. From 1999 until 2006, he was President and Chief Operating Officer of Cell Genesys, Inc., a biotechnology company, where he was responsible for the research, development, manufacturing, clinical, regulatory and operations departments. He serves as a board member of the California Healthcare Institute. Dr. Vallner received his Ph.D. in pharmaceutics, an M.S. in physical chemistry and a B.S. in pharmacy from the University of Wisconsin, Madison. We believe Mr. Vallner’s extensive executive management experience with small and emerging companies have provided him the skills and attributes needed to serve on our board of directors.

Arrangements with Directors

Pursuant to the terms of the merger agreement between GigOptix LLC and Lumera Corporation, Dr. Katz was elected to serve as the chairman of our board of directors, and each of Mr. Judson, Ms. Trapp, Dr. Vallner and Mr. Miotto were elected to serve as our directors immediately following the effectiveness of the merger.

Director Independence

The board of directors has determined that Mr. Judson, Mr. Miotto and Ms. Trapp are “independent” directors.

We use the independence standards set forth by Rule 5605(a)(2) of the Nasdaq Listing Rules. In reviewing the independence of our directors against these standards, we consider relationships and transactions between each director and members of the director’s family with us and our affiliates. Each member of our two standing committees, the Audit Committee and the Compensation Committee, is independent as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules, and each member of our Audit Committee is also independent as defined by Rule 10A-3(b)(1) under the Exchange Act. We do not have a separately designated nominating committee. The entire board of directors serves this function, including Dr. Avi Katz and Dr. Joseph Vallner, who are not independent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a result of the acquisition of ChipX on November 9, 2009, National Instruments Corporation, a former stockholder of ChipX, became a stockholder of us, and currently holds 1,066,270 shares of 11.40% of our common stock. Since the date of acquisition through December 31, 2009, we generated revenue of $231,000 from sales to National Instruments, and during the three months ended April 4, 2010, we had sales of an additional approximately $287,000 to National Instruments.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” The information included below is based on information that has been provided to us by or on behalf of the selling stockholders. The information assumes all of the shares covered hereby are sold or otherwise disposed of by the Selling Stockholders pursuant to this prospectus. However, we do not know whether the selling stockholders will in fact sell or otherwise dispose of the shares of common stock listed next to their names below.

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•

the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares to be Sold		Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering
Agility Capital, LLC	96,429	(1)	96,429		-0-	-0-
Bridge Capital Holdings	102,965	(2)	79,773	(3)	-0-	-0-
David E. Fass & Marian L. Fass	50,000	(4)	50,000		-0-	-0-
Nigel Gregg	12,500	(5)	12,500		-0-	-0-
Hanka Lew	25,000	(6)	25,000		-0-	-0-
Arthur Luxenberg	100,000	(7)	100,000		-0-	-0-
Gilbert D. & Nancy L. Raker	16,500	(8)	12,500		-0-	-0-
Jeffrey Schnapper	25,000	(9)	25,000		-0-	-0-
Madeleine Sheridan	12,500	(10)	12,500		-0-	-0-
Steve Vago	50,000	(11)	50,000		-0-	-0-
David M. Weinberg	37,500	(12)	37,500		-0-	-0-
Sandgrain Securities, Inc.	4,000	(13)	4,000		-0-	-0-
Mark Lev	18,000	(14)	18,000		-0-	-0-
Gilbert D. Raker	16,500	(15)	4,000		-0-	-0-
Silicon Valley Bank	225,000	(16)	125,000		-0-	-0-

(1)	Includes 71,429 shares issuable upon the exercise of a common stock purchase warrant and an additional 25,000 shares issuable upon the exercise of a common stock purchase warrant issued as a result of a default under our loan agreement with Agility Capital.

(2)	Includes 59,773 shares issuable upon the exercise of a common stock purchase warrant and an additional 20,000 shares issuable upon the exercise of a common stock purchase warrant issued as a result of a default under our loan and security agreement with Bridge Bank.
(3)	Does not include 23,192 shares eligible for resale pursuant to registration statement No. 333-164738.

(4)	Includes 25,000 shares issuable upon the exercise of a common stock purchase warrant.

(5)	Includes 6,250 shares issuable upon the exercise of a common stock purchase warrant.

(6)	Includes 12,500 shares issuable upon the exercise of a common stock purchase warrant.

(7)	Includes 50,000 shares issuable upon the exercise of a common stock purchase warrant.

(8)	Includes 6,250 shares issuable upon the exercise of a common stock purchase warrant.

(9)	Includes 14,500 shares issuable upon the exercise of common stock purchase warrants.

(10)	Includes 6,250 shares issuable upon the exercise of a common stock purchase warrant.

(11)	Includes 25,000 shares issuable upon the exercise of a common stock purchase warrant.

(12)	Includes 18,750 shares issuable upon the exercise of a common stock purchase warrant.

(13)	Includes 2,000 shares issuable upon the exercise of a common stock purchase warrant.

(14)	Includes 9,000 shares issuable upon the exercise of a common stock purchase warrant.

(15)	Includes 14,500 shares issuable upon the exercise of common stock purchase warrants.

(16)	Includes 125,000 shares issuable upon the exercise of a common stock purchase warrant and 100,000 shares issuable upon the exercise of a common stock purchase warrant in the event of a default under our loan and security agreement with Silicon Valley Bank.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock under our amended and restated certificate of incorporation and amended and restated bylaws. This summary is not complete and is qualified in its entirety by reference to General Corporation Law of the State of Delaware, or the DGCL, our amended and restated certificate of incorporation and bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find Additional Information.”

Authorized and Outstanding Capital Stock

We are authorized to issue 51,000,000 shares of capital stock, each with a par value of $0.001, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. There are 9,349,339 shares of common stock outstanding and no shares of preferred stock outstanding as of April 30, 2010.

Notwithstanding the provisions of the DGCL, the number of authorized shares of common stock and preferred stock may, without a series vote, be increased or decreased (but not below the number of shares then outstanding) from time to time by the affirmative vote of the holders of a majority in voting power of our outstanding capital stock entitled to vote, voting together as a single class.

Description of Common Stock

Voting Rights

Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each such holder is entitled, together with the holders of all other classes of capital stock entitled to attend special and annual stockholder meetings (subject to the provisions of any resolutions of the board of directors granting any holders of preferred stock exclusive or special voting powers with respect to any matter), to cast one vote for each outstanding share of our common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the our common stock, as such, are not entitled to vote on any amendment to the our amended and restated certificate of incorporation (including the certificate of designation of any series of our preferred stock) that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the amended and restated certificate of incorporation (including the certificate of designation of any series of our preferred stock) or pursuant to the DGCL.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of its debts and liabilities and after we have paid, or set aside for payment, to the holders of any class or series of preferred stock having preference over our common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends

Dividends may be paid on our common stock and on any class or series of preferred stock entitled to participate with our common stock as to dividends on an equal per-share basis, but only when, as and if declared by the board of directors. Holders of our company’s common stock will be entitled to receive any such dividends out of any assets legally available for the payment of dividends only after the provisions with respect to preferential dividends on any outstanding series of preferred stock have been satisfied and after we have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any outstanding series of our preferred stock. Please refer to our “Dividend Policy” on page 20 for a discussion of certain restrictive covenants affecting the payment of dividends contained in our loan and security agreement with Silicon Valley Bank.

Other Rights

Holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Anti-Takeover Effects of Provisions of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or deferring a change in control of the company. These provisions, among other matters:

•	provide for the classification of the board of directors into three classes, with approximately one-third of the directors to be elected each year;

•	limit the number of directors constituting the entire board of directors to a maximum of 10 directors;

•	limit the types of persons who may call a special meeting of stockholders; and

•

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings.

Description of Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to provide for the issuance of shares of preferred stock in one or more series, and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights. Our board of directors will have broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of any shares of preferred stock outstanding from time to time.

The rights and privileges of holders of the common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock that the board of directors may designate and our company may issue from time to time. Among other things, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of our company, even if such a transaction would be beneficial to the interests of our stockholders.

CERTAIN UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income tax considerations related to the purchase, ownership and disposition of our common stock that are applicable to a “non-U.S. holder” (defined below) of the common stock.

This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor’s particular tax situation;

•

is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the “Treasury Regulations,” judicial authority and published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect;

•	is applicable only to beneficial owners of common stock who hold their common stock as a “capital asset,” within the meaning of section 1221 of the Code;

•

does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	certain former citizens and long-term residents of the United States;

•	“controlled foreign corporations” and “passive foreign investment companies”;

•	partnerships, other pass-through entities and investors in these entities; and

•	investors that expect to receive dividends or realize gain in connection with the investors’ conduct of a United States trade or business, permanent establishment or fixed base.

•	pension plans;

•	tax-exempt entities;

•	banks, financial institutions and insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	certain trusts;

•	brokers and dealers in securities;

•	holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk–reduction or integrated transaction; and

•	persons who hold or receive our common stock as compensation, such as that received pursuant to stock option plans and stock purchase plans.

•

does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the federal gift tax and estate tax.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect, which could materially affect the tax consequences described herein. We have not requested, nor will we request, a ruling from the IRS or an opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This summary of certain United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock, including the application to their particular situation of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial holder of our common stock that is neither a “United States person” nor a partnership or entity or arrangement treated as a partnership for United States federal income tax purposes. A “United States person” is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as an association taxable as a corporation, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable the Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three–year period ending in the current calendar year. The 183–day test is determined by counting all of the days the individual is treated as being present in the current year, one–third of such days in the immediately preceding year and one–sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership holds our common stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

Distributions

Distributions paid to a non-U.S. holder of our common stock will constitute a “dividend” for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the holder’s basis in our common stock, but not below zero, and thereafter would be treated as gain from the sale of our common stock (see “Sale or Taxable Disposition of Common Stock” below).

Subject to the following paragraphs, dividends paid to a non-U.S. holder on our common stock generally will be subject to United States federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of such excess amounts by timely filing a claim for refund with the Internal Revenue Service.

In order to claim the benefit of a reduced rate of or an exemption from withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (a) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed Internal Revenue Service Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a United States person or (b) if our common stock is held through certain non-United States intermediaries, to satisfy the relevant certification requirements of Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base) are not subject to the withholding tax, provided that, prior to the making of a distribution, the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends would be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person.

Corporate holders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

A non–U.S. holder who provides us with an Internal Revenue Service Form W–8BEN or W–8ECI will be required to periodically update such form.

Sale or Taxable Disposition of Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax (including by way of withholding) unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the non-U.S. holder’s holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if the holder were a United States person. If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional “branch profits” tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of its United States trade or business, subject to exemption or reduction provided by any applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, have not been and will not become a “United States real property holding corporation” for United States federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the applicable period, or (2) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our common stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of such holder and the amount of tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury as to non-United States person status (and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status (and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recent Legislative Developments

Recently proposed legislation is pending in both houses of congress providing for new withholding taxes to enforce new reporting requirements on specified foreign accounts owned by either specified United States persons or by foreign entities which are owned by United States persons. The provisions specifically establish rules for withholdable payments (including dividends) to foreign financial institutions and other foreign entities. The proposed legislation generally imposes a 30% withholding tax on payments of dividends made to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury agreeing to meet certain information reporting and verification requirements regarding the U.S. accounts upon behalf of which it is acting. The proposed legislation imposes similar requirements (absent the need for agreements) on non-financial institutions. These rules are currently scheduled to be effective for payments made after December 31, 2010. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the proposed legislation on their investment in respect of the common stock.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by non–U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S., state, local, non–U.S. or other tax laws and any applicable income or estate tax treaty.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will pay other expenses relating to the preparation, updating and filing of this registration statement. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a selling stockholder, rather than under this prospectus. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

In connection with the sale of our common stock or interest therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales or our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short position, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transaction with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be underwriters will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur. We may be indemnified by the selling stockholders against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Lock-Up Agreement

Agility Capital agrees that, in connection with the registration of any primary offering of any of our securities, if so requested by a representative of the underwriters for such offering, Agility Capital will not sell or otherwise transfer any of our securities held by it (other than those included in such primary offering) during the period specified by our board of directors at the request of the underwriter for such offering, with such period not to exceed 180 days (plus an additional 34 days to allow for compliance with NASD Rule 2711) following the effective date of the first registration statement filed by us under the Securities Act; provided, that our officers and directors who own stock and all holders of at least one percent of our capital stock shall also agree to these restrictions.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Nixon Peabody LLP.

EXPERTS

The consolidated financial statements of GigOptix, Inc. incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ChipX, appearing in our amended Current Report on Form 8-K/A filed on January 21, 2010 have been audited by Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on the investor relations page of our website at www.gigoptix.com. Information on, or accessible through, our website is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K and Amended Annual Report on Form 10-K/A for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the period ended April 4, 2010; and

•	Our Current Reports on Form 8-K filed with the SEC on January 21, 2010 (Form 8-K/A), February 4, 2010, March 23, 2010, April 16, 2010, April 28, 2010 and May 28, 2010.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

GigOptix, Inc.

2300 Geng Road, Suite 250

Palo Alto, CA 94303

(650) 424-1937

652,202 Shares

Common Stock

GIGOPTIX, INC.

PROSPECTUS

                , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount to be paid
SEC Registration Fee		$90.68
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

•

In connection with the merger by and between Lumera, GigOptix LLC and GigOptix, Inc. in December 2008, the members of GigOptix LLC received, in aggregate, 2,216,800 restricted shares of common stock of GigOptix, Inc. upon the conversion of their GigOptix LLC membership units. In addition, GigOptix, Inc. issued to Lumera stockholders and members of GigOptix LLC 1,450,336 warrants in connection with the merger. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Based upon the absence of any general solicitation and the number, financial position and sophistication of the recipient of the securities, the transaction was determined not to involve any public offering.

•

On January 20, 2009, we entered into a consulting agreement with Alliance Advisors for the provision of services related to investor relations. Pursuant to such consulting agreement, we issued to Alliance Advisors 25,000 shares of restricted common stock and on November 12, 2009, an additional warrant for the purchase of 25,000 shares of common stock. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Based upon the absence of any general solicitation and the number, financial position and sophistication of the recipient of the securities, the transaction was determined not to involve any public offering.

•

Pursuant to the merger with ChipX described in our Current Report on Form 8-K filed on November 10, 2009, we issued to ChipX stockholders 3,540,946 shares of restricted common stock in exchange for certain of the ChipX shares of stock held by such stockholders. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Based upon the limited number of holders of ChipX common shares, their financial position and sophistication, and the absence of any general solicitation, the transaction was determined not to involve any public offering.

•

As described in our Current Report on Form 8-K filed on November 16, 2009, on November 12, 2009, we entered into a loan and security agreement with Bridge Bank, N.A. Pursuant to such loan and security agreement, we issued to Bridge Bank a warrant for the purchase of 59,773 shares of common stock. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Based upon the absence of any general solicitation and the number, financial position and sophistication of the recipient of the securities, the transaction was determined not to involve any public offering.

•

As described in our Current Report on Form 8-K filed on December 31, 2009, on December 28, 2009, we entered into securities purchase agreements with the investors party thereto in connection with a PIPE (Private Investment in a Public Entity) financing. Pursuant to the purchase agreements, we sold a total of 392,500 shares of common stock and 392,500 warrants to purchase shares of common stock at an exercise price of $2.50 per share, exercisable commencing six months from the closing date of the offering and terminating four years from the closing date of the offering. The total gross proceeds we received from this offering was $785,000. We compensated Sandgrain Securities Inc., as placement agent, for assisting in the sale of units by paying them commissions in the amount of $26,000, and issuing Sandgrain 13,000 shares and warrants to purchase 13,000 shares of our common stock exercisable at $2.50 per share, exercisable commencing six months from the closing date of the offering and terminating four years from the closing date of the offering. The securities were issued in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Regulation D thereunder. Based upon the absence of any general solicitation and the number, financial position and sophistication of the recipient of the securities, the transaction was determined not to involve any public offering.

•

As described in our Current Report on Form 8-K filed on February 4, 2010, on January 29, 2010, we entered into a loan agreement with Agility Capital, LLC. Pursuant to such loan agreement, we issued to Agility Capital a warrant for the purchase of 71,429 shares of common stock. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Based upon the absence of any general solicitation and the number, financial position and sophistication of the recipient of the securities, the transaction was determined not to involve any public offering.

•

As described in our Amended Annual Report on Form 10-K/A for the year ended December 31, 2009, on April 5, 2010, we issued a new warrant for 25,000 shares of our common stock, with an exercise price of $2.00 per share, to Agility Capital as consideration for a waiver of an occurrence of an event of default under a loan agreement between us and Agility Capital. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and did not involve any general solicitation or advertising.

•

As described in our Amended Annual Report on Form 10-K/A for the year ended December 31, 2009, on April 7, 2010, we issued a new warrant for 20,000 shares of our common stock, with an exercise price of $3.65 per share, to Bridge Bank as consideration for a waiver of an occurrence of an event of default under a credit agreement between us and Bridge Bank. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and did not involve any general solicitation or advertising.

•

As described in our Current Report on Form 8-K filed on April 28, 2010, on April 23, 2010, in connection with entering into a loan and security agreement with Silicon Valley Bank (“SVB”) we granted SVB (i) a warrant to purchase 125,000 shares of our common stock at an exercise price equal to $4.00 per share and (ii) a warrant to purchase up to 100,000 shares which shall vest 15,000 shares a month incrementally beginning September 1, 2010 (but with the last monthly incremental vesting amount being 10,000 shares) at an exercise price equal to the closing market price on each date of vesting. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and did not involve any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The attached Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California, on May 28, 2010.

GIGOPTIX, INC.

By:	/s/ Avi Katz
Dr. Avi Katz, Chief Executive Officer and
Chairman of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Avi Katz, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of GigOptix, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Avi Katz Dr. Avi Katz	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 28, 2010

/s/ Ronald K. Shelton Ronald K. Shelton	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	May 28, 2010

/s/ C. James Judson C. James Judson	Director	May 28, 2010

/s/ Joseph Vallner Joseph Vallner	Director	May 28, 2010

/s/ Kimberly D.C. Trapp Kimberly D.C. Trapp	Director	May 28, 2010

/s/ Neil Miotto Neil Miotto	Director	May 28, 2010

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Date Filed or Period Ended

2.1	Agreement and Plan of Merger, dated as of November 9, 2009, by and among GigOptix Inc., Ahoy Acquisition Corporation and ChipX, Incorporated.		8-K	November 10, 2009

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant.		S-4	September 8, 2008

3.2	Amended and Restated Bylaws of the Registrant.		8-K	June 4, 2009

4.1	Form of Certificate representing the Common Stock, par value $0.001 per share, of the Registrant.		S-4	October 24, 2008

5.1	Opinion of Nixon Peabody LLP	*

10.1	2000 Stock Option Plan of Lumera Corporation.		S-1	June 24, 2004

10.2	GigOptix, Inc. 2008 Equity Incentive Plan.		S-4	September 8, 2008

10.3	2004 Equity Incentive Plan of Lumera Corporation.		S-1	June 24, 2004

10.4	2007 GigOptix LLC Equity Incentive Plan.		S-4	September 8, 2008

10.5	Lease Agreement, dated as of July 11, 2005, by and between S/I North Creek and Lumera Corporation for facilities located at 19910 North Creek Parkway, Bothell, WA.		8-K	July 12, 2005

10.6	Office Lease Agreement dated March 21, 2005 by and between EOP-Embarcadero Place, L.L.C. and iTerra Communications LLC for facilities located at 2300 Geng Road, Suite 250, Palo Alto, CA.		S-4	October 24, 2008

10.7	First Amendment dated as of January 26, 2009 by and between EOP-Embarcadero Place, L.L.C. and the Company.		8-K	January 21, 2008

10.8	Exclusive Licensing Agreement effective October 20, 2000, by and between the University of Washington and Lumera Corporation.		S-1	May 19, 2004

10.9	License Agreement effective March 27, 2004, by and between Arizona Microsystems, L.L.C. and Lumera Corporation.		S-1	May 19, 2004

10.10	License Agreement dated August 31, 2007 by and between Digimimic S.r.l. and GigOptix LLC.		S-4	September 8, 2008

10.11	Amendment to 2000 Stock Option Plan of Lumera Corporation.		S-1	June 24, 2004

10.12	Modulators Incorporating Polymers with Exceptionally High Electro-Optic Coefficients Development Agreement as Exhibit 10.1 to the Defense Advanced Research Projects Agency dated June 30, 2006.		10-Q	June 30, 2006

10.13	Common Stock Purchase Agreement, dated as of February 21, 2008, by and between Lumera Corporation and Kingsbridge Capital Limited.		8-K	February 25, 2008

10.14	Stock Purchase Agreement by and between GigOptix LLC and the shareholders of Helix AG dated as of January 14, 2008.		S-4	September 8, 2008

10.15	Contribution Agreement by and among Lumera Corporation and Asyrmatos, Inc., dated as of February 20, 2008.		10-K	December 31, 2007

10.16	Investors’ Rights Agreement by and between Lumera Corporation and Asyrmatos, Inc., dated as of February 20, 2008.		10-K	December 31, 2007

10.17	Right of First Refusal and Co-Sale Agreement by and among Lumera Corporation and Asyrmatos, Inc., dated as of February 20, 2008.		10-K	December 31, 2007

10.18	Voting Agreement by and among Lumera Corporation and Asyrmatos, Inc., dated as of February 20, 2008.		10-K	December 31, 2007

10.19	Loan and Security Agreement between Lumera Corporation and Asyrmatos, Inc., dated as of February 20, 2008.		10-K	December 31, 2007

10.20	Loan Agreement dated January 10, 2008 by and between GigOptix-Helix AG and GigOptix LLC.		S-4	September 8, 2008

10.21	Registration Rights Agreement, dated February 21, 2008, by and between Lumera Corporation and Kingsbridge Capital Limited.		8-K	February 25, 2008

10.22	Common Stock Purchase Agreement, dated as of February 21, 2008, by and between Lumera Corporation and Kingsbridge Capital Limited.		8-K	February 22, 2008

10.23	Stock Purchase Agreement between Lumera Corporation and Rodman & Renshaw, LLC.		8-K	July 15, 2008

10.24	Employment Agreement by and between the Company and Dr. Katz, dated as of January 26, 2009.		8-K	February 2, 2009

10.25	Form of Employment Agreement to be entered into between the Company and its executive officers.		8-K	February 11, 2009

10.26	Form of Incentive Stock Option Award Agreement.		8-K	March 17, 2009

10.27	Form of Nonstatutory Stock Option Award Agreement.		8-K	March 17, 2009

10.28	Unconditional Guaranty between the Company and Silicon Valley Bank, dated as of January 21, 2009.		8-K	January 29, 2009

10.29	Default Waiver and Fourth Amendment to Loan and Security Agreement between GigOptix LLC and Silicon Valley Bank, effective as of December 31, 2008.		8-K	January 29, 2009

10.30	Loan and Security Agreement, dated as of October 5, 2007, by and between GigOptix LLC and Silicon Valley Bank.		8-K	January 29, 2009

10.31	First Amendment to Loan and Security Agreement, dated as of August 21, 2008, by and between GigOptix LLC and Silicon Valley Bank.		8-K	January 29, 2009

10.32	Default Waiver and Second Amendment to Loan and Security Agreement, dated as of September 26, 2008, by and between GigOptix LLC and Silicon Valley Bank.		8-K	January 29, 2009

10.33	Third Amendment to Loan and Security Agreement, dated as of October 27, 2008, by and between GigOptix LLC and Silicon Valley Bank.		8-K	January 29, 2009

10.34	Plexera Asset Purchase Agreement, dated as of February 17, 2009.		10-K	March 31, 2009

10.35	Fifth Amendment to Loan and Security Agreement between GigOptix LLC and Silicon Valley Bank, dated as of February 28, 2009.		10-K	March 31, 2009

10.36	Third Amendment to Schnitzer North Creek Lease Agreement, dated as of September 30, 2009.		8-K	October 5, 2009

10.37	Loan and Security Agreement, dated November 12, 2009 between GigOptix, Inc., ChipX, Inc. and Bridge Bank, N.A.		8-K	November 16, 2009

10.38	Second Amendment to Lease Agreement, dated as of December 9, 2009.		8-K	December 15, 2009

10.39	Office Lease Agreement dated December 9, 2009 by and between GigOptix, Inc. and EOP-Embarcadero Place, L.L.C for headquarters located in Palo Alto, CA.		8-K	December 15, 2009

10.40	Loan Agreement, dated January 29, 2010 between GigOptix, Inc., ChipX, Inc. and Agility Capital, LLC.		10-K/A	April 29, 2010

10.41	Loan and Security Agreement with Silicon Valley Bank, dated April 23, 2010.		8-K	April 28, 2010

21	Subsidiaries of the Registrant.		10-K	March 31, 2009

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm	X

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global	X

23.3	Consent of Nixon Peabody LLP	*

24	Power of Attorney (See signature page)	X

*	To be filed by amendment.